EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Legg Mason, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legg Mason, Inc. and its subsidiaries (the “Company”) as of March 31, 2020 and 2019, and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases on April 1, 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Indefinite-Lived Intangibles Impairment Assessment

As described in Notes 1 and 5 to the consolidated financial statements, the Company’s consolidated indefinite-lived intangibles balance was $3.2 billion as of March 31, 2020, which represented contracts to manage proprietary mutual funds, hedge funds, funds-of-hedge funds, or real estate funds and trade names resulting from acquisitions. Management conducts an annual impairment test as of October 31, or more frequently if triggering events have occurred that may indicate the fair value has declined below the carrying amount. An asset is determined to be impaired if the current fair value of the indefinite-lived intangibles unit of account is less than the recorded carrying value. The fair values are estimated based on discounted projected cash flows. As disclosed by management, determining the fair value of the indefinite-lived intangible assets using this technique involved the use of significant assumptions related to the cash flow projections, including estimates of future revenues, growth rates of AUM, the related profit margins, taxes and discount rates.

The principal considerations for our determination that performing procedures relating to indefinite-lived intangibles impairment assessment is a critical audit matter are there was significant judgment by management when developing the fair value estimate of the indefinite-lived intangibles. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate management’s significant assumptions, including growth rates of AUM, related profit margins, and discount rates. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the indefinite-lived intangibles impairment assessment, including controls over the determination of the cash flow projections and the significant assumptions used. These procedures also included, among others, testing management’s process for developing the fair value estimate; evaluating the appropriateness of the discounted cash flow model; testing the completeness, accuracy, and relevance of underlying data used in the model; and evaluating the significant assumptions used by management, including growth rates of AUM, profit margins and discount rates. Evaluating the reasonableness of management’s assumptions related to growth rates of AUM and related profit margins involved considering the past performance of the indefinite-lived intangible assets, consistency with macroeconomic trends that may impact the growth rates of AUM and related profit margin assumptions and whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow model and certain significant assumptions, including the growth rates of AUM and the discount rates.

Realizability of Deferred Tax Assets - Domestic Net Operating Loss and Foreign Tax Credit Carryforwards

As described in Notes 1 and 7 to the consolidated financial statements, the Company’s consolidated gross deferred tax assets were $929 million, excluding $137 million of valuation allowance as of March 31, 2020; 63% of the gross deferred tax assets relate to domestic net operating loss and foreign tax credit carryforwards. Realizability of deferred tax assets related to domestic operating losses and foreign tax credit carryforwards is determined based on the estimates of future taxable income involving the use of significant assumptions related to cash flow projections, including estimates of future revenues, growth rates of AUM, profit margins, future state apportionment factors, future effective state tax rates and foreign sourced earnings.

The principal considerations for our determination that performing procedures relating to the realizability of deferred tax assets from domestic net operating loss and foreign tax credit carryforwards is a critical audit matter are there was significant judgment by management when determining the realizability of deferred tax assets related to domestic operating losses and foreign tax credit carryforwards. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate the realizability of deferred tax assets, estimates of future taxable income and other significant assumptions including the growth rates of AUM, profit margins, future state apportionment factors, future effective state tax rates and foreign sourced earnings. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s realizability of deferred tax assets, including controls over the estimates of future taxable income and the significant assumptions used. These procedures also included, among others, testing management’s process for determining the realizability of deferred tax assets; evaluating the appropriateness of the undiscounted cash flow model; evaluating the significant assumptions used by management in developing the estimates of future taxable income, including growth rates of AUM, profit margins, future state apportionment factors, future effective state tax rates and foreign sourced earnings; and testing the completeness, accuracy and relevance of the data used in the calculations. Evaluating the reasonableness of management’s assumptions related to growth rates of AUM and profit margins involved considering the past performance of the Company, consistency with macroeconomic trends that may impact the growth rates of AUM and profit margins and whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of certain significant assumptions, including future state apportionment factors, future effective state tax rates and foreign sourced earnings.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
May 28, 2020

We have served as the Company’s auditor since at least 1983, which is when the Company became subject to SEC reporting requirements. We have not been able to determine the specific year we began serving as auditor of the Company.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2020	March 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$1,018,860	$921,071
Cash and cash equivalents of consolidated investment vehicles	620	4,219
Restricted cash	28,133	21,213
Receivables:
Investment advisory and related fees	407,893	425,470
Other	47,634	57,107
Investment securities	338,894	377,129
Investment securities of consolidated investment vehicles	117,084	129,627
Other	80,030	82,131
Other current assets of consolidated investment vehicles	476	1,889
Total Current Assets	2,039,624	2,019,856
Fixed assets, net	134,423	149,989
Intangible assets, net	3,355,690	3,386,759
Goodwill	1,847,766	1,883,554
Deferred income taxes	161,977	199,717
Right-of-use assets	291,342	—
Other	152,985	145,254
Other assets of consolidated investment vehicles	22,313	8,993
TOTAL ASSETS	$8,006,120	$7,794,122
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accrued compensation	$574,430	$571,301
Accounts payable and accrued expenses	156,981	182,921
Current portion of long-term debt	—	250,301
Lease liabilities	77,814	—
Other	115,788	99,479
Other current liabilities of consolidated investment vehicles	1,044	5,742
Total Current Liabilities	926,057	1,109,744
Deferred compensation	95,293	85,548
Lease liabilities	278,737	—
Deferred income taxes	165,038	123,420
Other	32,167	122,044
Long-term debt, net	1,972,733	1,971,451
TOTAL LIABILITIES	3,470,025	3,412,207
Commitments and Contingencies (Note 9)
REDEEMABLE NONCONTROLLING INTERESTS	714,414	692,376
STOCKHOLDERS’ EQUITY
Common stock, par value $0.10 per share; authorized 500,000,000 shares; issued 87,781,705 and 85,556,562 shares for March 31, 2020 and 2019, respectively	8,778	8,556
Additional paid-in capital	2,158,755	2,039,671
Employee stock trust	(19,778)	(21,416)
Deferred compensation employee stock trust	19,778	21,416
Retained earnings	1,820,412	1,742,764
Accumulated other comprehensive loss, net	(195,306)	(131,236)
Total stockholders’ equity attributable to Legg Mason, Inc.	3,792,639	3,659,755
Nonredeemable noncontrolling interest	29,042	29,784
TOTAL STOCKHOLDERS’ EQUITY	3,821,681	3,689,539
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,006,120	$7,794,122
See Notes to Consolidated Financial Statements

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except per share amounts)

	Years Ended March 31,
	2020	2019	2018
OPERATING REVENUES
Investment advisory fees:
Separate accounts	$1,051,965	$1,029,353	$1,020,790
Funds	1,495,025	1,479,972	1,564,839
Performance fees	99,021	84,900	227,785
Distribution and service fees	270,398	302,967	321,936
Other	5,716	6,067	4,972
Total Operating Revenues	2,922,125	2,903,259	3,140,322
OPERATING EXPENSES
Compensation and benefits	1,436,919	1,398,969	1,508,798
Distribution and servicing	413,196	439,276	489,331
Communications and technology	225,388	228,138	212,798
Occupancy	110,427	105,296	100,760
Amortization of intangible assets	22,539	24,404	24,604
Impairment of intangible assets	—	365,200	229,000
Contingent consideration fair value adjustments	(915)	571	(31,329)
Other	209,411	238,303	282,359
Total Operating Expenses	2,416,965	2,800,157	2,816,321
OPERATING INCOME	505,160	103,102	324,001
NON-OPERATING INCOME (EXPENSE)
Interest income	12,294	12,176	7,106
Interest expense	(109,870)	(117,341)	(117,872)
Other income (expense), net	(13,312)	31,123	10,824
Non-operating income (expense) of consolidated investment vehicles, net	16,262	(565)	9,781
Total Non-Operating Income (Expense)	(94,626)	(74,607)	(90,161)
INCOME BEFORE INCOME TAX PROVISION	410,534	28,495	233,840
Income tax provision (benefit)	106,048	20,561	(102,510)
NET INCOME	304,486	7,934	336,350
Less: Net income attributable to noncontrolling interests	53,119	36,442	51,275
NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.	$251,367	$(28,508)	$285,075
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO LEGG MASON, INC. STOCKHOLDERS:
Basic	$2.80	$(0.38)	$3.03
Diluted	2.79	(0.38)	3.01
See Notes to Consolidated Financial Statements

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands)

	Years Ended March 31,
	2020	2019	2018
NET INCOME	$304,486	$7,934	$336,350
Other comprehensive income (loss):
Foreign currency translation adjustment	(81,087)	(71,882)	48,556
Changes in defined benefit pension plan	17,017	(4,172)	3,046
Total other comprehensive income (loss)	(64,070)	(76,054)	51,602
COMPREHENSIVE INCOME (LOSS)	240,416	(68,120)	387,952
Less: Comprehensive income attributable to noncontrolling interests	54,190	41,180	50,894
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.	$186,226	$(109,300)	$337,058
See Notes to Consolidated Financial Statements

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands)

	Years Ended March 31,
	2020	2019	2018
STOCKHOLDERS’ EQUITY ATTRIBUTABLE TO LEGG MASON, INC.
COMMON STOCK
Beginning balance	$8,556	$8,461	$9,573
Stock options exercised	126	20	47
Deferred compensation employee stock trust	1	1	1
Stock-based compensation	141	114	95
Employee tax withholdings by settlement of net share transactions	(46)	(40)	(35)
Shares repurchased and retired	—	—	(1,220)
Ending balance	8,778	8,556	8,461
ADDITIONAL PAID-IN CAPITAL
Beginning balance	2,039,671	1,976,364	2,385,726
Stock options exercised	43,260	6,094	14,024
Deferred compensation employee stock trust	707	630	554
Stock-based compensation	65,150	62,704	70,277
Employee tax withholdings by settlement of net share transactions	(15,402)	(15,535)	(13,198)
Shares repurchased and retired	—	—	(477,919)
Redeemable noncontrolling interest reclassification for affiliate management equity plans and affiliate noncontrolling interest	25,369	9,414	(3,100)
Ending balance	2,158,755	2,039,671	1,976,364
EMPLOYEE STOCK TRUST
Beginning balance	(21,416)	(21,996)	(24,057)
Shares issued to plans	(707)	(631)	(555)
Distributions	2,345	1,211	2,616
Ending balance	(19,778)	(21,416)	(21,996)
DEFERRED COMPENSATION EMPLOYEE STOCK TRUST
Beginning balance	21,416	21,996	24,057
Shares issued to plans	707	631	555
Distributions	(2,345)	(1,211)	(2,616)
Ending balance	19,778	21,416	21,996
RETAINED EARNINGS
Beginning balance	1,742,764	1,894,762	1,694,859
Net income (loss) attributable to Legg Mason, Inc.	251,367	(28,508)	285,075
Dividends declared ($1.60, $1.36 and $1.12 per share, respectively)	(146,294)	(120,669)	(105,169)
Reclassification to noncontrolling interest for net increase in estimated redemption value of affiliate management equity plan and affiliate noncontrolling interests	(27,425)	(15,084)	(4,330)
Adoption of stock-based compensation guidance	—	—	24,327
Adoption of revenue recognition guidance	—	12,263	—
Ending balance	1,820,412	1,742,764	1,894,762
ACCUMULATED OTHER COMPREHENSIVE LOSS, NET
Beginning balance	(131,236)	(55,182)	(106,784)
Foreign currency translation adjustment	(81,087)	(4,172)	3,046
Changes in defined benefit pension plan	17,017	(71,882)	48,556
Ending balance	(195,306)	(131,236)	(55,182)
TOTAL STOCKHOLDERS’ EQUITY ATTRIBUTABLE TO LEGG MASON, INC.	3,792,639	3,659,755	3,824,405
NONREDEEMABLE NONCONTROLLING INTEREST
Beginning balance	29,784	27,731	27,798
Net income attributable to noncontrolling interests	5,891	8,413	8,403
Grants of affiliate management equity plan interests	—	2,400	—
Distributions	(6,633)	(8,760)	(8,470)
Ending balance	29,042	29,784	27,731
TOTAL STOCKHOLDERS’ EQUITY	$3,821,681	$3,689,539	$3,852,136
See Notes to Consolidated Financial Statements

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Years Ended March 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$304,486	$7,934	$336,350
Adjustments to reconcile Net Income to net cash provided by operations:
Depreciation and amortization	67,378	72,795	72,986
Accretion and amortization of securities discounts and premiums, net	1,344	2,057	2,816
Stock-based compensation	67,301	65,884	70,875
Net unrealized (gains) losses on investments	43,967	8,380	(4,741)
Net (gains) losses and earnings on investments	(29,290)	(27,705)	305
Net (gains) losses of consolidated investment vehicles	(16,262)	565	(9,781)
Deferred income taxes	97,051	(8,319)	72,182
Impairments of intangible assets	—	365,200	229,000
Tax expense (benefit) for new Tax Law	—	2,164	(213,675)
Contingent consideration fair value adjustments	(915)	571	(31,329)
Other	719	1,155	1,047
Decrease (increase) in assets:
Investment advisory and related fees receivable	15,407	45,695	(38,094)
Net (purchases) sales of trading and other investments	(6,591)	9,991	44,115
Other receivables	2,558	(8,822)	9,109
Other assets	17,434	(18,507)	2,038
Assets of consolidated investment vehicles	24,093	12,559	(67,690)
Increase (decrease) in liabilities:
Accrued compensation	7,844	100,640	(13,946)
Deferred compensation	9,745	(6,873)	4,447
Accounts payable and accrued expenses	(26,404)	9,553	(8,956)
Other liabilities	(14,611)	(79,159)	32,412
Other liabilities of consolidated investment vehicles	(4,698)	5,108	(102)
CASH PROVIDED BY OPERATING ACTIVITIES	$560,556	$560,866	$489,368
(Continued)

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Dollars in thousands)

	Years Ended March 31,
	2020	2019	2018
CASH FLOWS FROM INVESTING ACTIVITIES
Business acquisition, net of cash acquired of $992	$(10,247)	$—	$—
Payments for fixed assets	(29,606)	(51,335)	(37,346)
Contingent payment from prior sale of business	—	923	6,028
Business investments	(14,150)	—	(2,950)
Returns of capital and proceeds from sales and maturities of investments	8,631	13,911	14,785
CASH USED IN INVESTING ACTIVITIES	(45,372)	(36,501)	(19,483)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(250,000)	—	—
Dividends paid	(137,950)	(114,761)	(102,178)
Distributions to affiliate noncontrolling interests	(37,787)	(38,575)	(61,858)
Payment of contingent consideration	(500)	(4,869)	(3,242)
Purchase of affiliate noncontrolling interests	(10,547)	(16,528)	—
Net (redemptions) subscriptions attributable to noncontrolling interests	(873)	(22,193)	57,228
Employee tax withholdings by settlement of net share transactions	(15,448)	(15,575)	(13,233)
Issuances of common stock for stock-based compensation	44,094	6,472	14,626
Repurchases of common stock	—	—	(479,139)
Increase (decrease) in short-term borrowings	—	(125,500)	125,500
CASH USED IN FINANCING ACTIVITIES	(409,011)	(331,529)	(462,296)
EFFECT OF EXCHANGE RATES	(7,291)	(15,806)	11,837
NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	98,882	177,030	19,426
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
BEGINNING OF PERIOD	950,795	773,765	754,339
END OF PERIOD	$1,049,677	$950,795	$773,765
Supplemental Disclosures
Cash paid for:
Income taxes, net of refunds of $5,883, $757 and $9,032, respectively	$17,155	$39,173	$32,879
Interest	109,886	115,302	115,025
	As of March 31,
Reconciliation of cash, cash equivalents and restricted cash	2020	2019	2018
Cash and cash equivalents	$1,018,860	$921,071	$736,130
Restricted cash:
Corporate restricted cash	28,133	21,213	30,428
Cash and cash equivalents of consolidated investment vehicles	620	4,219	2,800
Affiliate employee benefit trust cash included in Other non-current assets	2,064	4,292	4,407
Total cash, cash equivalents and restricted cash per consolidated statements of cash flows	$1,049,677	$950,795	$773,765
See Notes to Consolidated Financial Statements

LEGG MASON, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except per share amounts or unless otherwise noted)
March 31, 2020

1. Significant Accounting Policies

Business and Basis of Presentation
Legg Mason, Inc. (“Parent”) and its subsidiaries (collectively, “Legg Mason”) are principally engaged in providing asset management and related financial services to individuals, institutions, corporations and municipalities.

The consolidated financial statements include the accounts of the Parent and its subsidiaries in which it has a controlling financial interest. Generally, an entity is considered to have a controlling financial interest when it owns a majority of the voting interest in an entity. Legg Mason is also required to consolidate any variable interest entity (“VIE”) in which it is considered to be the primary beneficiary. See “Consolidation” below and Note 20 for a further discussion of VIEs. All material intercompany balances and transactions have been eliminated.

Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

All references to fiscal 2020, 2019 or 2018, refer to Legg Mason’s fiscal year ended March 31 of that year. Terms such as “we”, “us”, “our,” and “Company” refer to Legg Mason.

Plan of Merger with Franklin Resources, Inc.
On February 17, 2020, Legg Mason entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Franklin Resources, Inc. (“Franklin Templeton”) and Alpha Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Franklin Templeton, pursuant to which the Company will be merged into Merger Sub (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Franklin Templeton.

Pursuant to the Merger Agreement, each outstanding share of common stock of the Company will be converted into the right to receive from Franklin Templeton $50.00 in cash. The transaction is expected to close by the end of the third calendar quarter of 2020, subject to the satisfaction of customary closing conditions for both parties, including among others, the approval of the Merger Agreement by the holders of a majority of Legg Mason’s outstanding common shares and the receipt of required regulatory approvals.

Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) global pandemic and recommended containment and mitigation measures worldwide.  This contagious disease outbreak has adversely affected workforces, customers, economies, and global financial markets.  There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19 as well as its impact on the global economy.  Therefore, Management is currently unable to determine the extent of the potential impacts to its financial condition or results of operations.

Use of Estimates
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), which require management to make assumptions and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes, including revenue recognition, valuation of financial instruments, intangible assets and goodwill, stock-based compensation, and income taxes. Management believes that the estimates used are reasonable, although actual amounts could differ from the estimates and the differences could have a material impact on the consolidated financial statements.

Consolidation
Legg Mason sponsors and manages various types of investment products. For its services, Legg Mason is entitled to receive management fees and may be eligible, under certain circumstances, to receive additional subordinated management fees or other incentive fees. Legg Mason’s exposure to risk in these entities is generally limited to any equity investment it has made or is required to make, and any earned but uncollected management fees, except those for which total return swap arrangements have been executed, for which additional risks are discussed below. Legg Mason did not sell or transfer investment assets to any of these investment products. In accordance with financial accounting standards, Legg Mason consolidates certain sponsored investment products, some of which are designated and reported as consolidated investment vehicles (“CIVs”). The consolidation of sponsored investment products, including those designated as CIVs, has no impact on Net Income (Loss) Attributable to Legg Mason, Inc. and does not have a material impact on Legg Mason’s consolidated operating results. The change in the value of all consolidated sponsored investment products is recorded in Non-Operating Income (Expense) and reflected in Net income (loss) attributable to noncontrolling interests. The financial information of certain consolidated sponsored investment products is included in the Company’s consolidated financial statements on a three-month lag based upon the availability of the investment product’s financial information.

Certain of the investment products Legg Mason sponsors and manages are considered to be VIEs (as further described below) while others are considered to be voting rights entities (“VREs”) subject to traditional consolidation concepts based on ownership rights. Legg Mason may fund the initial cash investment in certain VRE investment products to generate an investment performance track record in order to attract third-party investors in the product. Legg Mason’s initial investment in a new product typically represents 100% of the ownership in that product. As further discussed in Note 3, the products with “seed capital investments” are consolidated as long as Legg Mason maintains a controlling financial interest in the product, but they are not designated as CIVs by Legg Mason unless the investment is longer-term. As of March 31, 2020, 2019, and 2018, no consolidated VREs were designated as CIVs.

A VIE is an entity which does not have adequate equity to finance its activities without additional subordinated financial support; or the equity investors, as a group, do not have the normal characteristics of equity investors for a potential controlling financial interest. Legg Mason must consolidate any VIE for which it is deemed to be the primary beneficiary.

Under consolidation accounting guidance, if limited partners or similar equity holders in a sponsored investment vehicle structured as a limited partnership or a similar entity do not have either substantive investor rights to replace the manager (kick-out rights) or substantive participation rights over the general partner, the entities are VIEs. As a sponsor and manager of an investment vehicle, Legg Mason may be deemed a decision maker under the accounting guidance. If the fees paid to a decision maker are market-based, such fees are not considered variable interests in a VIE. Market-based fees are those fees which are both customary and commensurate with the level of effort required for the services provided. Additionally, if employee interests in a sponsored investment vehicle are not made to circumvent the consolidation guidance and are not financed by the sponsor, they are not included in the variable interests assessment, and are not included in the primary beneficiary determination.

A decision maker is deemed to be a primary beneficiary of a VIE if it has the power to direct activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or receive benefits from variable interests that could be significant to the VIE. In determining whether it is the primary beneficiary of a VIE, Legg Mason considers both qualitative and quantitative factors such as the voting rights of the equity holders, guarantees, and implied relationships. If a fee paid to a decision maker is not market-based, it will be considered in the primary beneficiary determination.

As of March 31, 2020, 2019, and 2018, Legg Mason concluded it was the primary beneficiary of certain VIEs, which were consolidated and designated as CIVs, because it held significant financial interests in the funds. In addition, Legg Mason has entered into various total return swap arrangements with financial intermediaries with respect to certain Legg Mason sponsored exchange traded funds (“ETFs”). Under the terms of the total return swaps, Legg Mason absorbs all of the related gains and losses on the underlying ETF investments of these financial intermediaries, and therefore has variable interests in the related funds and, if significant, may be deemed the primary beneficiary. As of March 31, 2020, 2019, and 2018, Legg Mason consolidated the ETFs with significant open total return swap arrangements, which were designated as CIVs. See Note 20 for additional information.

Revenue Recognition
Effective April 1, 2018, Legg Mason adopted updated accounting guidance on revenue recognition. The adoption of the updated guidance did not result in significant changes to Legg Mason’s prior revenue recognition practices, except for the timing of the recognition of certain performance and incentive fees, the capitalization and amortization of certain sales commissions for separate accounts, and the net presentation of certain fund expense reimbursements which were previously presented on a gross basis. Each of these changes to Legg Mason’s previous revenue recognition practices is further discussed below.

Legg Mason adopted the updated guidance on a modified retrospective basis for any contracts that were not complete as of April 1, 2018 and recognized the cumulative effect of initially applying the updated guidance for certain sales commissions as an adjustment to the opening balance of retained earnings totaling $12,263 on April 1, 2018. There was no cumulative effect for performance and incentive fees or fund expense reimbursement accounting. The comparative information for fiscal 2018 has not been restated and continues to be reported under the prior accounting guidance in effect for that period.
Legg Mason primarily earns revenues by providing investment management services and distribution and shareholder services for its customers, which are generally investment funds or the underlying investors in separately managed accounts. As further discussed below, revenues calculated based on the value of the investments under management determine the transaction price recognized when obligations under the terms of contracts with customers are satisfied, which is generally over time as the services are rendered.

Legg Mason also has responsibility for the valuation of assets under management (“AUM”), substantially all of which is based on observable market data from independent pricing services, fund accounting agents, custodians or brokers.

Investment Advisory Fees
Legg Mason earns investment advisory fees on assets in separately managed accounts, investment funds, and other products managed for Legg Mason’s clients. Generally, investment management services are a single performance obligation, as they include a series of distinct services that are substantially the same and are transferred to the customer over time using the same time-based measure of progress. Investment management services are satisfied over time as the customer simultaneously receives and consumes the benefits as the advisory services are performed.

Separate Account and Funds Advisory Fees
Separate account and funds advisory fees are variable consideration which is primarily based on predetermined percentages of the daily, monthly or quarterly average market value of the AUM, as defined in the investment management agreements. The average market value of AUM is subject to change based on fluctuations and volatility in financial markets, and as such, separate account and funds advisory fees are constrained until the end of the month or quarter when the actual average market value of the AUM is known and a significant revenue reversal is no longer probable. Therefore, separate account and fund advisory fees are included in the transaction price and allocated to the investment management services performance obligation at the end of each monthly or quarterly reporting period, as specified in the investment management contract. Payment for services under investment management contracts is due once the variable consideration is allocated to the transaction price, and generally within 30 days. Recognition of separate account and funds advisory fee revenue under the updated guidance is consistent with Legg Mason’s prior revenue recognition process.

Performance and Incentive Fees
Performance and incentive fees are variable consideration that may be earned on certain investment management contracts for exceeding performance benchmarks on a relative or absolute basis or for exceeding contractual return thresholds. Performance and incentive fees are estimated at the inception of a contract; however, a range of outcomes is possible due to factors outside the control of the investment manager, particularly market conditions. Performance and incentive fees are therefore excluded from the transaction price until it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. A portion of Legg Mason’s performance and incentive fees are earned based on 12-month performance periods that end in differing quarters during the year, with a portion also based on quarterly performance periods. Legg Mason also earns performance and incentive fees on alternative and certain other products that lock at the earlier of the investor’s termination date or the liquidation of the fund or contract, in multiple-year intervals, or upon the occurrence of specific events, such as the sale of assets. For certain of these products, performance and incentive fees may be recognized as revenue earlier under the updated guidance than under prior revenue recognition practices, which deferred recognition until all contingencies were resolved. Any such performance fees recognized prior to the resolution of all contingencies are recorded as a contract asset in Other current assets or Other non-current assets in the Consolidated Balance Sheet, depending on the length of time until the contingencies are resolved. Per the terms of certain acquisitions, performance fees earned on pre-close AUM of the acquired entities are fully passed through as compensation expense, and therefore have no impact on Net Income (Loss) Attributable to Legg Mason Inc.

Fee Waivers and Fund Expense Reimbursements
Legg Mason may waive certain fees for investors or may reimburse its investment funds for certain operating expenses when such expenses exceed a certain threshold. Fee waivers continue to be reported as a reduction in advisory fee revenue under the updated guidance. Under prior accounting guidance, fund expense reimbursements in excess of recognized revenue were recorded as Other expense in the Consolidated Statements of Income (Loss). Under the updated accounting guidance, these fund expense reimbursements that exceed the recognized revenue represent a change in the transaction price and are therefore reported as a reduction of Investment advisory fees - Funds in the Consolidated Statements of Income (Loss).

Distribution and Service Fees Revenue and Expense
Distribution and service fees represent fees earned from funds to reimburse the distributor for the costs of marketing and selling fund shares and are generally determined as a percentage of client assets. Reported amounts also include fees earned from providing client or shareholder servicing, including record keeping or administrative services to proprietary funds, and non-discretionary advisory services for assets under advisement. Distribution and service fees earned on company-sponsored investment funds are reported as revenue. Distribution services and marketing services are considered a single performance obligation as the success of selling the underlying shares is highly dependent upon the sales and marketing efforts. Ongoing shareholder servicing is a separate performance obligation as these services are not highly interrelated and interdependent on the sale of the shares. Fees earned related to distribution and shareholder serving are considered variable consideration because they are calculated based on the average market value of the fund. The average market value of the fund is subject to change based on fluctuations and volatility in financial markets, and as such, distribution and shareholder service fees are generally constrained until the end of the month or quarter when the actual market value of the fund is known and the related revenue is no longer subject to a significant reversal. Therefore, distribution and service fees are generally included in the transaction price at the end of each monthly or quarterly reporting period and are allocated to the two performance obligations based on the amount specified in each agreement. While distribution services are largely satisfied at the inception of an investment, the ultimate amounts of revenue are subject to the variable consideration constraint. Accordingly, a portion of distribution and service revenue will be recognized in periods subsequent to the satisfaction of the performance obligation.

Certain fund share classes only charge for distribution services at the inception of the investment based on a fixed percentage of the share price. This fixed price is allocated to the performance obligation, which is substantially satisfied at the time of the initial investment.

Recognition of distribution and service fee revenue under the updated guidance is consistent with Legg Mason’s prior revenue recognition process.

When Legg Mason enters into arrangements with broker-dealers or other third parties to sell or market proprietary fund shares, distribution and servicing expense is accrued for the amounts owed to third parties, including finders’ fees and referral fees paid to unaffiliated broker-dealers or introducing parties and is recorded as Distribution and servicing expense in the Consolidated Statements of Income (Loss). Distribution and servicing expense also includes payments to third parties for certain shareholder administrative services and sub-advisory fees paid to unaffiliated asset managers.

Contract Costs and Deferred Sales Commissions
Legg Mason incurs ordinary costs to obtain investment management contracts and for services provided to customers in accordance with investment management agreements. These costs include commissions paid to wholesalers, employees and third-party broker dealers and administration and placement fees. Depending on the type of services provided, these fees may be paid at the time the contract is obtained or on an ongoing basis. Under the updated guidance, costs to obtain a contract should be capitalized if the costs are incremental and would not have been incurred if the contract had not been obtained, and costs to fulfill the contract should be capitalized if they relate directly to a contract, the costs will generate or enhance resources of the entity that will be used in satisfying performance obligations in the future, and the costs are expected to be recovered. Consistent with prior accounting procedures, fund launch costs, including organizational and underwriting costs, placement fees and commissions paid to employees, wholesalers and broker-dealers for sales of fund shares are expensed as incurred, as these costs would be incurred regardless of the investor. However, commissions paid to employees and retail wholesalers in connection with the sale of retail separate accounts are considered incremental, as these fees relate to obtaining a specific contract, are calculated based on specified rates and are recoverable through the management fees earned and are therefore capitalized under the updated accounting guidance. Such commissions were expensed as incurred under Legg Mason’s prior accounting practices. Capitalized sales commissions are amortized based on the transfer of services to which the assets relate, which averages four years. Legg Mason recorded a cumulative-effect adjustment of $14,839 as an increase to Retained Earnings on the Consolidated Balance Sheet as of April 1, 2018.

Commissions paid by Legg Mason to financial intermediaries in connection with sales of certain classes of company-sponsored mutual funds are generally capitalized as deferred sales commissions. The asset is amortized over periods not exceeding six years, which represent the periods during which commissions are generally recovered from distribution and service fee revenues and from contingent deferred sales charges (“CDSC”) received from shareholders of those funds upon redemption of their shares. CDSC consideration is generally variable and is based on the timing of when investors redeem their investment. Therefore, the variable consideration is included in the transaction price once the investors redeem their shares and is satisfied at a point in time. CDSC receipts are recorded as distribution and service fee revenue when received and a reduction of the unamortized balance of deferred sales commissions, with a corresponding expense. Deferred sales commissions, included in Other non-current assets in the Consolidated Balance Sheets, were $1,895 and $1,419 at March 31, 2020 and 2019, respectively.

Under the updated accounting guidance, Legg Mason has elected to expense sales commissions related to certain fund share classes with amortization periods of one year or less as incurred. Legg Mason recorded a cumulative-effect adjustment of $2,576 as a decrease to Retained Earnings on the Consolidated Balance Sheet as of April 1, 2018, to reflect the expense associated with such commissions, which had previously been capitalized under Legg Mason’s prior accounting practices.

Cash and Cash Equivalents
Cash equivalents are highly liquid investments with original maturities of 90 days or less.

Restricted Cash
Restricted cash represents cash collateral required for market hedge arrangements, total return swap arrangements, and other cash that is not available to Legg Mason for general corporate use, including cash of consolidated investment vehicles and affiliate benefit trust cash.

Financial Instruments
Substantially all financial instruments are reflected in the financial statements at fair value or amounts that approximate fair value, except Legg Mason’s long-term debt.

As discussed above in “Consolidation,” proprietary fund and other investment products with seed capital investments are initially consolidated and the individual securities within the portfolio are accounted for as equity investments. Legg Mason consolidates these products as long as it holds a controlling financial interest in the product. Upon deconsolidation, which typically occurs after several years, Legg Mason accounts for its seed capital investments in proprietary fund products as equity method investments (further described below) if its ownership is between 20% and 50%, or it otherwise has the ability to significantly influence the financial and operating policies of the fund or other product. For partnerships and LLCs, where third-party investors may have less ability to influence operations, the equity method of accounting is considered if Legg Mason’s ownership is greater than 3%. Changes in the fair value of seed capital investments are recognized in Other non-operating income (expense), net, on the Consolidated Statements of Income (Loss).

Legg Mason generally redeems its seed capital investments when the related product establishes a sufficient track record, when third-party investments in the related product are sufficient to sustain the strategy, or when a decision is made to no longer pursue the strategy. The length of time Legg Mason holds a majority interest in a product varies based on a number of factors, such as market demand, market conditions and investment performance.

For equity investments in which Legg Mason does not control the investee and is not the primary beneficiary of a VIE, but can exert significant influence over the financial and operating policies of the investee, Legg Mason follows the equity method of accounting. The evaluation of whether Legg Mason can exert control or significant influence over the financial and operational policies of an investee requires significant judgment based on the facts and circumstances surrounding each individual investment. Factors considered in these evaluations may include investor voting or other rights, any influence Legg Mason may have on the governing board of the investee, the legal rights of other investors in the entity pursuant to the fund’s operating documents and the relationship between Legg Mason and other investors in the entity. Legg Mason’s equity method investees that are investment companies record their underlying investments at fair value. Therefore, under the equity method of accounting, Legg Mason’s share of the investee’s underlying net income or loss predominantly represents fair value adjustments in the investments held by the equity method investee. Legg Mason’s share of the investee’s net income or loss is based on the most current information available and is recorded as a net gain (loss) on investments within Other non-operating income (expense), net. A portion of earnings (losses) attributable to Legg Mason’s equity method investments has offsetting compensation expense adjustments under revenue sharing arrangements and deferred compensation arrangements, therefore, fluctuations in the market value of investments with such offsets will not have a material impact on Net Income (Loss) Attributable to Legg Mason, Inc. Distributions received from equity method investees are classified in the Consolidated Statements of Cash Flows as either operating or investing activities based on the nature of the distribution. Legg Mason evaluates its equity method investments for impairment when events or changes in circumstances indicate that the carrying value of the investment exceeds its fair value, and the decline in fair value is other than temporary.

Legg Mason also holds marketable equity securities and fixed income securities which are classified as equity investments. Certain investment securities, including those held by CIVs, are also classified as equity investments. These investments are recorded at fair value and realized and unrealized gains and losses are included in current period earnings.

Equity and fixed income securities are valued using closing market prices for listed instruments or broker price quotations, when available. Fixed income securities may also be valued using valuation models and estimates based on spreads to actively traded benchmark debt instruments with readily available market prices.

For investments in illiquid or privately-held securities for which market prices or quotations may not be readily available, management estimates the value of the securities using a variety of methods and resources, including the most current available financial information for the investment and the industry. As a practical expedient, Legg Mason relies on the net asset value (“NAV”) of certain investments in partnerships and limited liability company, as their fair value. The NAVs that have been provided by investees are derived from the fair values of the underlying investments as of the reporting date.

Legg Mason measures certain investments in partnerships and limited liability companies that do not have readily determinable fair values and do not qualify for the NAV practical expedient at “adjusted cost.” Under this adjusted cost method, investments are initially recorded at cost, and subsequently adjusted (increased or decreased) when there is an observable transaction involving the same investments, or similar investments from the same issuer. Adjusted cost investment carrying values are also reviewed and adjusted for impairment, if any.

See Notes 3 and 20 for additional information regarding Legg Mason’s seed capital and other investments and the determination of whether investments in proprietary fund and other investment products represent VIEs, respectively.
In addition to the financial instruments described above and the derivative instruments described below, other financial instruments that are carried at fair value or amounts that approximate fair value include Cash and cash equivalents and Short-term borrowings. The fair value of long-term debt at March 31, 2020 and 2019, aggregated $1,970,949 and $2,270,964, respectively. These fair values were estimated using publicly quoted market prices and were classified as Level 2 in the fair value hierarchy, as described below.

Derivative Instruments
The fair values of derivative instruments are recorded as Other assets or Other liabilities on the Consolidated Balance Sheets. Legg Mason uses futures contracts on index funds to hedge the market risk of certain seed capital investments and foreign exchange forwards to hedge the risk of movement in exchange rates on certain assets and liabilities. Legg Mason has also entered into various total return swap arrangements with financial intermediaries with respect to certain Legg Mason sponsored ETFs which resulted in investments in the ETFs by the financial intermediaries. In connection with the total return swap arrangements, Legg Mason executed futures contracts to partially hedge the related market risk. On a limited basis, Legg Mason has also used interest rate swaps to hedge the risks of movement in interest rates on certain financial liabilities.

Legg Mason has not designated any financial instruments for hedge accounting, as defined in the accounting literature, during the periods presented. The gains or losses on derivative instruments not designated for hedge accounting are included as Other operating income (expense) or Other non-operating income (expense), net, in the Consolidated Statements of Income (Loss), depending on the strategy. See Note 17 for additional information regarding derivatives and hedging.

Fair Value Measurements
Accounting guidance for fair value measurements defines fair value and establishes a framework for measuring fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Under accounting guidance, a fair value measurement should reflect all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset, and the risk of non-performance.

The objective of fair value accounting measurements is to reflect, at the date of the financial statements, how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) under current market conditions. Specifically, it requires the use of judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The guidance also requires timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.

Fair value accounting guidance also establishes a hierarchy that prioritizes the inputs for valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Legg Mason’s financial instruments are measured and reported at fair value (except long-term debt) and are classified and disclosed in one of the following categories:

Level 1 - Financial instruments for which prices are quoted in active markets, which, for Legg Mason, include investments in publicly traded mutual funds with quoted market prices, equities listed in active markets, and certain derivative instruments.

Level 2 - Financial instruments for which prices are quoted for similar assets and liabilities in active markets, prices are quoted for identical or similar assets in inactive markets, or prices are based on observable inputs, other than quoted prices, such as models or other valuation methodologies. For Legg Mason, this category includes fixed income securities, certain proprietary fund and other investment products and certain long-term debt.

Level 3 - Financial instruments for which values are based on unobservable inputs, including those for which there is little or no market activity. For Legg Mason, this category includes investments in partnerships, limited liability companies, private equity funds, and real estate funds. This category may also include certain proprietary investment products with redemption restrictions and contingent consideration liabilities, if any.

The valuation of an asset or liability may involve inputs from more than one level of the hierarchy. The level in the fair value hierarchy in which a fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Certain proprietary fund products and investments held by CIVs are valued at NAV determined by the applicable fund administrator. These funds are typically invested in exchange traded investments with observable market prices. Their valuations may be classified as Level 1, Level 2, Level 3, or NAV practical expedient (further discussed below), based on whether the fund is exchange traded, the frequency of the related NAV determinations and the impact of redemption restrictions.

Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded and are classified as Level 1.

For investments in illiquid and privately-held securities (private equity and investment partnerships) for which market prices or quotations may not be readily available, management must estimate the value of the securities using a variety of methods and resources, including the most current available financial information for the investment and the industry to which it applies in order to determine fair value. These valuation processes for illiquid and privately-held securities inherently require management’s judgment and are therefore classified as Level 3. Legg Mason holds investments in real estate funds structured as partnerships and limited liability companies, which are classified as Level 3. The fair values of investments in real estate funds are prepared giving consideration to the income, cost and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The discount rate and the exit capitalization rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property, and current and anticipated market conditions. The cost approach estimates the replacement cost of the building less physical depreciation plus the land value. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Many factors are also considered in the determination of fair value including, but not limited to, the operating cash flows and financial performance of the properties, property types and geographic locations, the physical condition of the asset, prevailing market capitalization rates, prevailing market discount rates, general economic conditions, economic conditions specific to the market in which the assets are located, and any specific rights or terms associated with the investment. Because of the inherent uncertainties of valuation, the values may materially differ from the values that would be determined by negotiations held between parties in a sale transaction.

As a practical expedient, Legg Mason relies on the NAV of certain investments in partnerships and limited liability companies, as their fair value. The NAVs that have been provided by investees are derived from the fair values of the underlying investments as of the reporting date. Investments for which fair value is measured using NAV as a practical expedient are not required to be categorized within the fair value hierarchy.

Any transfers between categories are measured at the beginning of the period.

See Note 3 for additional information regarding fair value measurements.

Leases
Effective April 1, 2019 Legg Mason adopted updated accounting guidance on leases which requires right-of-use (“ROU”) assets and lease liabilities to be recorded on the balance sheet for leases. The guidance specifies that at the inception of a contract, an entity must determine whether the contract is or contains a lease. The contract is or contains a lease if the contract conveys the right to control the use of the property, plant, or equipment for a designated term in exchange for consideration. Legg Mason’s evaluation of its contracts to determine whether they are or contain a lease involves assessing whether there is a right to obtain substantially all of the economic benefits from the use and the right to direct the use of the identified asset in the contract.
Legg Mason adopted the guidance on a modified retrospective basis on April 1, 2019, and the related amounts in prior periods have not been restated. Legg Mason has operating leases that primarily relate to real property and financing leases that relate to equipment. As a practical expedient, Legg Mason has elected to not capitalize leases with a term of 12 months or less without a purchase option that it is likely to exercise. Also as a practical expedient for disclosure, Legg Mason has elected to not separate lease and non-lease components on operating and financing leases. Lease components are payment items directly attributable to the use of the underlying asset, while non-lease components are explicit elements of a contract not directly related to the use of the underlying asset, including pass through operating expenses such as common area maintenance, real estate taxes and utilities.
ROU assets and lease liabilities are recognized on the Consolidated Balance Sheet at the present value of the future lease payments over the life of the lease term. As implicit rates for leases are not determinable, the Company uses discount rates based on incremental borrowing rates, on a collateralized basis, for the respective underlying assets, for terms similar to the respective leases. Lease costs are included as Occupancy expense in the Consolidated Statements of Income (Loss). Fixed base payments on operating leases paid directly to the lessor are recorded as lease expense on a straight-line basis. Related variable payments based on usage, changes in an index or market rate are expensed as incurred. Payments on financing leases are recorded as lease expense on a level-yield basis.
Upon adoption on April 1, 2019, Legg Mason recorded ROU assets of $342,418 and lease liabilities of $411,115 related to its real property operating leases and equipment financing leases. Legg Mason has subleased or has vacated and is pursuing subleases for certain office space. As of March 31, 2019, the lease reserve liability for subleased space and vacated space for which subleases were being pursued of $24,063 was included in other current and non-current liabilities on the Consolidated Balance Sheet under prior accounting guidance. Upon adoption of the updated guidance, the existing lease reserve liability was reclassified as a reduction of the ROU assets. ROU assets are tested for impairment when circumstances indicate that the carrying values may not be recoverable.
The adoption of this guidance did not require a cumulative effect adjustment or have a material impact on the Consolidated Statements of Income (Loss) or Consolidated Statements of Cash Flows.
See Note 8 for additional information.
Fixed Assets
Fixed assets primarily consist of software, leasehold improvements, and equipment. Capitalized software includes both purchased software and internally developed software. Equipment consists primarily of communications and technology hardware and furniture and fixtures. Fixed assets are reported at cost, net of accumulated depreciation and amortization. Depreciation and amortization are determined by use of the straight-line method. Software is amortized over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized or depreciated over the initial term of the lease unless options to extend are likely to be exercised. Equipment is depreciated over the estimated useful lives of the assets, generally ranging from three to eight years. The cost of software used under a service contract where Legg Mason does not own or control the software is expensed over the term of the contract. Maintenance and repair costs are expensed as incurred. Internally developed software is reviewed periodically to determine if there is a change in the useful life, or if its value has been impaired. If the value is impaired, the asset is written down to its fair value or is written off if the asset is determined to no longer have any value.

Intangible Assets and Goodwill
Legg Mason’s identifiable intangible assets consist principally of asset management contracts, contracts to manage proprietary mutual funds, hedge funds, real estate funds, or funds-of-hedge funds, and trade names resulting from acquisitions. Intangible assets are amortized over their estimated useful lives, using the straight-line method, unless the asset is determined to have an indefinite useful life. Asset management contracts are amortizable intangible assets that are capitalized at acquisition and amortized over the expected life of the contract. The value of contracts to manage assets in proprietary funds, hedge funds, real estate funds or funds-of-hedge funds and the value of trade names are classified as indefinite-life intangible assets. The assignment of indefinite lives to proprietary fund contracts is based upon the assumption that there is no foreseeable limit on the contract period to manage proprietary funds due to the likelihood of continued renewal at little or no cost. The assignment of indefinite lives to trade names is based on the assumption that they are expected to generate cash flows indefinitely.

Goodwill represents the residual amount of acquisition cost in excess of identified tangible and intangible assets and assumed liabilities. Indefinite-life intangible assets and goodwill are not amortized for financial statement purposes. Given the relative significance of intangible assets and goodwill to the Company’s consolidated financial statements, on a quarterly basis Legg Mason considers if triggering events have occurred that may indicate that the fair values have declined below their respective carrying amounts. Triggering events may include significant adverse changes in the Company’s business or the legal or regulatory environment, loss of key personnel, significant business dispositions, or other events, including changes in economic arrangements with our affiliates that will impact future operating results. If a triggering event has occurred, the Company will perform quantitative tests, which include critical reviews of all significant factors and assumptions, to determine if any intangible assets or goodwill are impaired. Legg Mason considers factors such as projected cash flows and revenue multiples, to determine whether the value of the assets is impaired and the indefinite-life assumptions are appropriate. If an asset is impaired, the difference between the value of the asset reflected on the consolidated financial statements and its current fair value is recognized as an expense in the period in which the impairment is determined. If a triggering event has not occurred, the Company performs quantitative tests annually at October 31 for indefinite-life intangible assets and goodwill, unless the Company can qualitatively conclude that it is more likely than not that the respective fair values exceed the related carrying values. The fair values of intangible assets subject to amortization are considered for impairment at each reporting period using an undiscounted cash flow analysis.

For intangible assets with indefinite lives, fair value is determined from a market participant’s perspective based on projected discounted cash flows, which take into consideration estimates of future revenues, profit margins, growth rates, taxes, and discount rates. Proprietary fund contracts that are managed and operated as a single unit and meet other criteria may be aggregated for impairment testing. Goodwill is evaluated at the reporting unit level, and is considered for impairment when the carrying value of the reporting unit exceeds the implied fair value of the reporting unit. In estimating the implied fair value of the reporting unit, Legg Mason uses valuation techniques principally based on discounted projected cash flows and EBITDA multiples, similar to techniques employed in analyzing the purchase price of an acquisition. Goodwill is deemed to be recoverable at the reporting unit level, which is also the operating segment level that Legg Mason defines as the Global Asset Management segment. This results from the fact that the chief operating decision maker, Legg Mason’s Chief Executive Officer, regularly receives discrete financial information at the consolidated Global Asset Management business level and does not regularly receive discrete financial information, such as operating results, at any lower level, such as the asset management affiliate level. Allocations of goodwill for management restructures, acquisitions, and dispositions are based on relative fair values of the respective businesses restructured, acquired, or divested.

See Note 5 for additional information regarding intangible assets and goodwill and Note 19 for additional business segment information.

Debt
Long-term debt is recorded at amortized cost.  Unamortized premiums, discounts, debt issuance costs and fair value hedge adjustments related to long-term debt are presented in the balance sheet as direct adjustments to the carrying value of the associated long-term debt liability and amortized to Interest expense over the legal term of the associated debt.

Translation of Foreign Currencies
Assets and liabilities of foreign subsidiaries that are denominated in non-U.S. dollar functional currencies are translated at exchange rates as of the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in stockholders’ equity and comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in Net Income (Loss).

Loss Contingencies
Legg Mason accrues estimates for loss contingencies related to legal actions, investigations, and proceedings, exclusive of legal fees, when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Estimates for losses on matters that exist as of the reporting date may be adjusted prior to the related financial statement issuance for changes in likelihood of an outcome or estimable amounts. Related insurance recoveries are recorded separately when the underwriter has confirmed coverage of a specific claim amount. See Note 9 for additional information.

Stock-Based Compensation
Legg Mason’s stock-based compensation includes restricted stock units, stock options, an employee stock purchase plan (“ESPP”), market- and performance-based performance shares payable in common stock, management equity plans for certain affiliates and deferred compensation payable in stock. Under its stock compensation plans, Legg Mason has issued equity awards to directors, officers, and other key employees. Under the terms of the Merger Agreement, Legg Mason may not grant any new awards or amend or modify the terms of any outstanding awards under any of its stock-based compensation plans. In addition, the purchase of shares under the ESPP ceased in February 2020 and the ESPP will terminate immediately prior to the closing date of the Merger.

In accordance with the applicable accounting guidance, compensation expense includes costs for all non-vested share-based awards classified as equity at their grant date fair value amortized over the respective vesting periods, which may be reduced for retirement-eligible recipients, on the straight-line method. The grant-date fair value of equity-classified share-based awards with immediate vesting is also included in Compensation and benefits expense. The Merger Agreement provides for the settlement of all outstanding equity awards (vested and unvested), contingent upon the Merger closing. The settlement of unvested awards accommodates Franklin’s acquisition of Legg Mason, therefore, Legg Mason does not incur any related accelerated compensation expense.

Excess tax benefits and deficiencies associated with stock-based compensation are recognized as discrete items in the Income tax provision (benefit) in the Consolidated Statements of Income (Loss) in the reporting period in which they occur, potentially increasing the volatility of the Income tax provision (benefit) as a result of fluctuations in Legg Mason’s stock price. Legg Mason accounts for forfeitures as they occur. Cash flows related to income tax deductions in excess of or less than the related stock-based compensation expense are classified as Cash Flows from Operating Activities in the Consolidated Statements of Cash Flows.

Legg Mason determines the fair value of option-like affiliate management equity plan grants using the Black-Scholes option-pricing model, subject to any post-vesting illiquidity discounts. Performance share units are valued using a Monte Carlo pricing model. See Note 12 for additional information regarding stock-based compensation.

Earnings Per Share
Basic earnings per share attributable to Legg Mason, Inc. shareholders (“EPS”) is calculated by dividing Net Income (Loss) Attributable to Legg Mason, Inc. (adjusted to remove earnings allocated to participating securities) by the weighted-average number of shares outstanding, which excludes participating securities. Legg Mason has issued to employees restricted stock units that are deemed to be participating securities prior to vesting, because the related unvested restricted stock units entitle their holder to nonforfeitable dividend rights. In this circumstance, accounting guidance requires a “two-class method” for EPS calculations that excludes earnings (potentially both distributed and undistributed) allocated to participating securities and does not allocate losses to participating securities. Contingently issuable shares are excluded from shares outstanding for basic EPS until the contingency is resolved.

Diluted EPS is similar to basic EPS, but the effect of potential common shares is included in the calculation unless the potential common shares are antidilutive. For periods with a net loss, potential common shares other than participating securities, are considered antidilutive and are excluded from the calculation. Also, contingently issuable shares are included in diluted EPS for the entire period in which the contingency is resolved.

See Note 14 for additional discussion of EPS.

Restructuring Costs
As further discussed in Note 18, Legg Mason has initiated a strategic restructuring to reduce costs. The costs associated with the strategic restructuring primarily relate to employee termination benefits, incentives to retain employees during the transition period, charges for consolidating leased office space, and other expenses, such as professional fees. Termination benefits, including severance and retention incentives, are recorded as Compensation and benefits in the Consolidated Statements of Income (Loss). These compensation items require employees to provide future service and, therefore, are expensed ratably over the required service period. Other costs are expensed when incurred. Charges for consolidating leased office space are recorded in Occupancy in the Consolidated Statements of Income (Loss) and other expenses are recorded in the appropriate operating expense classifications.

Noncontrolling Interests
Noncontrolling interests include affiliate minority interests, third-party investor equity in consolidated sponsored investment products, and vested affiliate management equity plan interests. Affiliate minority interests for which the holder may at some point request settlement are classified as redeemable noncontrolling interests. For CIVs and other consolidated sponsored investment products with third-party investors, the related noncontrolling interests are classified as redeemable noncontrolling interests if investors in these funds may request withdrawals at any time. Also included in redeemable noncontrolling interests are vested affiliate management equity plan interests for which the holder may at some point request settlement of their interests. Redeemable noncontrolling interests are reported in the Consolidated Balance Sheets at their estimated settlement values, except that when such settlement values are less than the issuance value, the reported amount is the issuance value. Changes in the expected settlement values are recognized over the settlement period as adjustments to retained earnings. Nonredeemable noncontrolling interests include vested affiliate management equity plan interests that do not permit the holder to request settlement of their interests. Nonredeemable noncontrolling interests are reported in the Consolidated Balance Sheets at their issuance value, together with undistributed net income allocated to noncontrolling interests.

Legg Mason estimates the settlement value of noncontrolling interests as their fair value. If reported at fair value on the Consolidated Balance Sheets, amounts for affiliate noncontrolling interests and management equity plan interests reflect the related total business enterprise value, after appropriate discounts for lack of marketability and control. There may also be features of these equity interests, such as dividend subordination, that are contemplated in their valuations. The fair value of option-like management equity plan interests also relies on Black-Scholes option pricing model calculations. For affiliate noncontrolling interests, subsequent to acquisition, business enterprise values are derived using various methods, including discounted cash flows, guideline public company and guideline public transaction methods. Legg Mason engages third-party valuation experts to perform independent determinations of fair value or to review internally prepared valuations, as appropriate, based on the relative significance of the related amounts and related contractual provisions and changes in valuation inputs. For consolidated sponsored investment products, where the investor may request withdrawal at any time, fair value is based on market quotes of the underlying securities held by the investment products.

Net income (loss) attributable to noncontrolling interests in the Consolidated Statements of Income (Loss) includes the share of net income (loss) of the respective subsidiary allocated to the minority interest holders.

See Note 16 for additional information regarding noncontrolling interests.

Related Parties
For its services to sponsored investment funds, Legg Mason earns management fees, incentive fees, distribution and service fees, and other revenue and incurs distribution and servicing and other expenses, as disclosed in the Consolidated Statements of Income (Loss). Sponsored investment funds are deemed to be affiliated entities under the related party definition in relevant accounting guidance.

Income Taxes
Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred income tax assets are subject to a valuation allowance if, in management’s opinion, it is more likely than not that these benefits will not be realized. Legg Mason’s deferred income taxes principally relate to net operating loss and other carryforward benefits, business combinations, amortization of intangible assets and accrued compensation.

As further discussed in Note 7, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Law”) was enacted. The Tax Law is complex, materially changed the U.S. corporate income tax rate from 35% to 21% and included various other changes which impact Legg Mason. The reduction in the U.S. corporate tax rate resulted in a non-cash provisional tax benefit of $220,935 in the year ended March 31, 2018, due to the re-measurement of certain existing deferred tax assets and liabilities at the new income tax rate. Legg Mason’s re-measurement of its deferred tax assets and liabilities was completed during fiscal 2019 and no further adjustments were necessary. The Tax Law has also created new taxes on international operations, including its Global Intangible Low-Taxed Income (“GILTI”) provision. Legg Mason has made an accounting policy election to record tax expense on GILTI inclusions as a period cost if applicable, rather than recognizing deferred taxes for related basis differences expected to reverse.

Under applicable accounting guidance, a tax benefit should only be recognized if it is more likely than not that the position will be sustained based on its technical merits. A tax position that meets this threshold is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon settlement by the appropriate taxing authority having full knowledge of all relevant information.

The Company’s accounting policy is to classify interest related to tax matters as Interest expense and related penalties, if any, as Other operating expense.

See Note 7 for additional information regarding income taxes.

Recent Accounting Developments
In June 2016, the Financial Accounting Standards Board (“FASB”) updated the guidance on accounting for credit losses on financial instruments and other commitments. The updated guidance replaces the incurred loss impairment method with one that reflects expected credit losses and requires consideration of a broader range of information to support credit loss estimates. Legg Mason will adopt this guidance effective April 1, 2020 and does not expect the adoption of this guidance to have a material impact on the Consolidated Financial Statements.

In January 2017, the FASB updated guidance to simplify the test for goodwill impairment. The updated guidance still requires entities to perform annual goodwill impairment tests by comparing the fair value of a reporting unit with its related carrying amount, but it eliminates the requirement to potentially calculate the implied fair value of goodwill to determine the amount of impairment, if any. Under the new guidance, an entity should recognize an impairment charge if the reporting unit’s carrying amount exceeds the reporting unit’s fair value, in the amount of such excess. The updated guidance will be effective in fiscal 2021. Legg Mason does not expect the adoption of this guidance to have a material impact on the Consolidated Financial Statements.

In August 2018, the FASB updated the guidance to clarify accounting for implementation costs incurred for a cloud computing arrangement that is a service contract. The update conforms the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the accounting guidance that provides for capitalization of costs incurred to develop or obtain internal-use-software. Legg Mason will adopt this guidance on a prospective basis effective April 1, 2020. Legg Mason does not expect the adoption of this guidance to have a material impact on the Consolidated Financial Statements.

In August 2018, the FASB also updated the guidance for fair value measurements. The updated guidance modifies disclosure requirements based on the revised FASB Conceptual Framework for Financial Reporting finalized in August 2018 to improve effectiveness of financial statement disclosures. Legg Mason will adopt this guidance on April 1, 2020 with no expected material impact on the disclosures to the Consolidated Financial Statements.

In December 2019, the FASB updated guidance to simplify the accounting for income taxes by removing certain exceptions to the general principles of income tax accounting guidance to reduce the costs and complexity of application. These exceptions relate to intraperiod allocations, deferred tax liabilities with respect to foreign subsidiaries and foreign equity method investments, and income tax benefits recognized on interim period losses. The updated guidance also amends and clarifies other areas of income tax accounting guidance to improve consistency and simplify application. The updated guidance will be effective in fiscal 2022, unless adopted earlier. Legg Mason is evaluating its adoption.

In March 2020, the FASB issued optional guidance for a limited period to ease the potential burden in accounting for reference rate reform on financial reporting. The update provides optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in the update are elective beginning March 12, 2020 through December 31, 2022. Legg Mason is evaluating its adoption.

2. Acquisitions

Gramercy Europe (Jersey) Limited
On April 10, 2019, Clarion Partners acquired a majority stake in Gramercy Europe (Jersey) Limited (“Gramercy”), a European real estate investment business specializing in pan-European logistics and industrial assets. The transaction required an initial cash payment of $10,247 (net of cash acquired), which was paid using existing cash resources, and a potential contingent consideration payment of up to approximately $3,735 (using the foreign exchange rate as of April 10, 2019, for the €3,315 potential payment), due on the fifth anniversary of closing.

In connection with the acquisition, Clarion Partners recognized an amortizable intangible asset management contracts asset of $5,876, with a useful life of eight years at acquisition, goodwill of $20,196, and noncontrolling interest of $11,715. The fair value of the contingent consideration at acquisition was $3,389.

Precidian Investments, LLC
On January 22, 2016, Legg Mason acquired a minority equity position in Precidian Investments, LLC (“Precidian”). Under the terms of the transaction, Legg Mason acquired series B preferred units of Precidian that entitle Legg Mason to approximately 20% of the voting and economic interests of Precidian, along with customary preferred equity protections.

On January 21, 2020, Legg Mason provided notice of its intent to convert the preferred units to 75% of the common equity of Precidian on a fully diluted basis for a cash payment of $25,000. The transaction is subject to satisfaction of certain closing conditions within the nine months following Legg Mason’s notice.

Legg Mason accounts for its investment in Precidian, which is included in Other non-current assets in the Consolidated Balance Sheets as of March 31, 2020 and 2019, under the equity method of accounting.

3. Investments and Fair Value of Assets and Liabilities

The disclosures below include details of Legg Mason’s financial assets and financial liabilities that are measured at fair value and NAV, excluding the financial assets and financial liabilities of CIVs. See Note 20, Variable Interest Entities and Consolidation of Investment Vehicles, for information related to the assets and liabilities of CIVs that are measured at fair value or NAV.

The fair values of financial assets and (liabilities) of the Company were determined using the following categories of inputs:

	As of March 31, 2020
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Investments measured at NAV	Total
Assets:
Cash equivalents(1)	$594,514	$12,521	$—	$—	$607,035
Equity investments:(2)
Seed capital investments	48,940	19,538	38,895	1,360	108,733
Investments related to long-term incentive plans	210,891	—	—	—	210,891
Other investments	12,406	1,577	—	—	13,983
Equity method investments:(3)
Seed capital investments(4)	—	—	43,059	12,571	55,630
Investments related to long-term incentive plans(2)	—	—	—	5,287	5,287
Other investments(4)	—	—	48	8,371	8,419
Adjusted cost investments(4)	—	70	19,659	—	19,729
Derivative assets(5)	4,716	—	—	—	4,716
Total	$871,467	$33,706	$101,661	$27,589	$1,034,423
Liabilities:
Contingent consideration liabilities(6)	$—	$—	$(3,308)	$—	$(3,308)
Derivative liabilities(5)	(13,872)	—	—	—	(13,872)
Total	$(13,872)	$—	$(3,308)	$—	$(17,180)

	As of March 31, 2019
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Investments measured at NAV	Total
Assets:
Cash equivalents(1)	$556,231	$20,160	$—	$—	$576,391
Equity investments:(2)
Seed capital investments	98,276	30,601	1,455	2,183	132,515
Investments related to long-term incentive plans	211,802	—	—	—	211,802
Other investments	19,486	2,142	—	—	21,628
Equity method investments:(3)
Seed capital investments(4)	—	—	40,854	10,675	51,529
Investments related to long-term incentive plans(2)	—	—	—	11,184	11,184
Other investments(4)	—	—	1,218	10,251	11,469
Adjusted cost investments(4)	—	74	12,171	—	12,245
Derivative assets(5)	4,183	—	—	—	4,183
Total	$889,978	$52,977	$55,698	$34,293	$1,032,946
Liabilities:
Contingent consideration liabilities(6)	$—	$—	$(1,415)	$—	$(1,415)
Derivative liabilities(5)	(7,579)	—	—	—	(7,579)
Total	$(7,579)	$—	$(1,415)	$—	$(8,994)

(1)
Cash investments in actively traded money market funds are classified as Level 1.  Cash investments in time deposits and other are measured at amortized cost, which approximates fair value because of the short time between purchase of the instrument and its expected realization and are classified as Level 2.

(2)	Included in Investment securities on the Consolidated Balance Sheets.

(3)
Primarily investments in private equity and real estate funds. These equity method investments are investment companies that primarily record underlying investments at fair value. Therefore, the fair value of these investments is measured using Legg Mason’s share of the investee’s underlying net income or loss, which is predominately representative of fair value adjustments in the investments held by the equity method investee. Other equity method investments not measured at fair value on a recurring basis of $28,373 and $28,160 as of March 31, 2020 and March 31, 2019, respectively, are excluded from the tables above.

(4)	Included in Other noncurrent assets in the Consolidated Balance Sheets.

(5)	See Note 17.

(6)	See Note 9.

The net realized and unrealized gains (losses) for investment securities classified as equity investments under updated investment accounting guidance were $(33,585) and $13,628 for the years ended March 31, 2020 and 2019, respectively, and for investment securities classified as trading investments under prior accounting guidance were $31,012 for the year ended March 31, 2018.
The net unrealized gains (losses) relating to equity investments still held as of the reporting date were $(46,929) and $(12,878) for the years ended March 31, 2020 and 2019, respectively, and relating to trading investments still held as of the reporting date were $7,045 for the year ended March 31, 2018.
Seed capital investments represent investments made by Legg Mason to fund new investment products and strategies. As of March 31, 2020 and 2019, seed capital investments totaled $192,760 and $227,756, respectively, with investments in excess of $1,000 in 41 funds and 52 funds, respectively, comprising over 85% of the total at each period end. Seed capital investments presented in the tables above exclude $28,397 and $43,712, as of March 31, 2020 and 2019, respectively, which is related to Legg Mason’s investments in CIVs. See Note 20 for additional information regarding Legg Mason’s investments in CIVs.

The changes in financial assets and (liabilities) measured at fair value using significant unobservable inputs (Level 3) are presented in the tables below:

	Balance as of March 31, 2019	Purchases	Sales	Redemptions/ Settlements/ Other	Transfers	Realized and unrealized gains/(losses), net	Balance as of March 31, 2020
Assets:
Equity investments - seed capital	$1,455	$39,550	$—	$(1,457)	$—	$(653)	$38,895
Equity method investments:
Seed capital investments	40,854	2,660	—	(3,257)	—	2,802	43,059
Other	1,218	—	—	(1,228)	—	58	48
Adjusted cost investments	12,171	14,569	—	(9,556)	—	2,475	19,659
	$55,698	$56,779	$—	$(15,498)	$—	$4,682	$101,661
Liabilities:
Contingent consideration liabilities	$(1,415)	$(3,389)	n/a	$500	n/a	$996	$(3,308)

	Balance as of March 31, 2018	Purchases	Sales	Redemptions/ Settlements/ Other	Transfers	Realized and unrealized gains/(losses), net	Balance as of March 31, 2019
Assets:
Equity investments - seed capital	$1,242	$—	$—	$—	$—	$213	$1,455
Equity method investments:
Seed capital investments	33,725	9,726	—	(5,211)	—	2,614	40,854
Other	—	2,150	—	(985)	—	53	1,218
Adjusted cost investments	6,951	5,263	—	(2)	—	(41)	12,171
	$41,918	$17,139	$—	$(6,198)	$—	$2,839	$55,698
Liabilities:
Contingent consideration liabilities	$(5,607)	n/a	n/a	$4,870	n/a	$(678)	$(1,415)

Realized and unrealized gains and losses recorded for Level 3 investments are included in Other non-operating income (expense), net, in the Consolidated Statements of Income (Loss). The change in unrealized gains for Level 3 investments and liabilities still held at the reporting date was $3,145, $2,876, and $927 for the years ended March 31, 2020, 2019 and 2018, respectively.

Level 3 purchases for the year ended March 31, 2020 reflect a seed capital investment in a real estate-focused fund designed for individual investors and an adjusted cost minority investment in a U.K. retirement solutions provider. There were no significant transfers between Level 1 and Level 2 during the years ended March 31, 2020 and 2019.

As a practical expedient, Legg Mason relies on the NAV of certain investments as their fair value.  The NAVs that have been provided by the investees have been derived from the fair values of the underlying investments as of the respective reporting dates.  The following table summarizes the nature of these investments and any related liquidation restrictions or other factors which may impact the ultimate value realized:

		Fair Value Determined Using NAV			As of March 31, 2020
Category of Investment	Investment Strategy	March 31, 2020		March 31, 2019	Unfunded Commitments	Remaining Term
Funds-of-hedge funds	Global macro, fixed income, long/short equity, natural resources, systematic, emerging market, European hedge	$11,966	(1)	$9,910	n/a	n/a
Hedge funds	Fixed income - developed market, event driven, fixed income - hedge, relative value arbitrage, European hedge	1,212		1,515	n/a	n/a
Private equity funds	Long/short equity	9,101	(2)	11,636	$5,647	Up to 10 years
Equity method investments related to long-term incentive plans	Alternatives, structured securities, short-dated fixed income	5,287	(2)	11,185	n/a	n/a
Other	Various	23		47	n/a	Various
Total		$27,589		$34,293	$5,647
n/a - not applicable

(1)	Liquidation restrictions: 11% monthly redemption and 89% are not subject to redemption or are not currently redeemable.

(2)	Liquidations are expected over the remaining term.

There are no current plans to sell any of these investments held as of March 31, 2020.

4. Fixed Assets

The following table reflects the components of fixed assets as of:

	March 31, 2020	March 31, 2019
Software	$279,038	$269,944
Leasehold improvements	210,419	212,742
Equipment	162,372	159,421
Total cost	651,829	642,107
Less: accumulated depreciation and amortization	(517,406)	(492,118)
Fixed assets, net	$134,423	$149,989

Depreciation and amortization expense related to fixed assets was $44,839, $48,391, and $48,382 for the years ended March 31, 2020, 2019, and 2018, respectively.

5. Intangible Assets and Goodwill

The following table reflects the components of intangible assets as of:

	March 31, 2020	March 31, 2019
Amortizable intangible asset management contracts and other
Cost	$369,193	$366,930
Accumulated amortization	(259,982)	(240,488)
Net(1)	109,211	126,442
Indefinite–life intangible assets
U.S. domestic mutual fund management contracts	2,106,351	2,106,351
Clarion Partners fund management contracts	505,200	505,200
EnTrust Global fund management contracts	126,804	126,804
Other fund management contracts	460,033	473,360
Trade names	48,091	48,602
	3,246,479	3,260,317
Intangible assets, net	$3,355,690	$3,386,759
(1) As of March 31, 2020, includes $5,019 related to the acquisition of Gramercy by Clarion Partners. See Note 2 for additional information.

Certain of Legg Mason’s intangible assets are denominated in currencies other than the U.S. dollar and balances related to these assets will fluctuate with changes in the related foreign currency exchange rates.

Indefinite-life Intangible Assets and Goodwill
Legg Mason performed its annual impairment testing of goodwill and indefinite-life intangible assets as of October 31, 2019, and determined that there was no impairment in the value of these assets.

Given the level of market disruption associated with COVID-19, Legg Mason assessed whether a triggering event had occurred for each of its identifiable indefinite-life intangible assets and goodwill as of March 31, 2020. Certain indefinite-life intangible assets were determined to have had triggering events due to a combination of significant market volatility and uncertainty and limited excess fair value over the related carrying values as of our most recent quantitative analyses as of October 31, 2019. Legg Mason updated the quantitative analyses for these indefinite-life intangible assets as of March 31, 2020 and determined that there was no impairment in the value of these assets, as further discussed below.

As a result of heightened uncertainty regarding future market conditions and economic results, particularly amid the COVID-19 pandemic, assessing the fair value of the reporting unit and intangible assets requires management to exercise significant judgment.

Legg Mason’s goodwill impairment testing noted the assessed fair value of the Global Asset Management business reporting unit exceeded its related carrying value by 22%. Legg Mason determined a triggering event had not occurred for its goodwill as of March 31, 2020. The Company notes that the share price and reporting unit fair value has not been significantly impacted by COVID-19 as a result of the Merger Agreement with Franklin Templeton. As previously discussed, per the terms of the Merger Agreement, Franklin Templeton will acquire all of Legg Mason’s outstanding common stock for $50.00 per share in cash, valuing the total transaction at approximately $4,500,000, which approximates the fair value of the reporting unit determined in the most recent impairment test, and has been reflected in the trading value of Legg Mason common stock.

The assessed fair values of the EnTrust Global indefinite-life fund management contracts and trade name assets exceeded their respective carrying values of $126,804 and $10,300 by 10% and 6%, respectively, as of October 31, 2019. Given uncertain markets and the relatively limited excess fair value as of the most recent impairment test, the EnTrust Global fund management contracts asset was deemed to have had a triggering event as of March 31, 2020. Legg Mason expanded its most recent analysis of this asset to consider several different outcomes on a probability-weighted basis, with each scenario reflecting reduced revenue growth rates and lower operating margins, particularly in the near term. Based on this probability-weighted analysis, the related fair value exceeded its carrying value by approximately 1% as of March 31, 2020.

The EnTrust Global trade name asset was also deemed to have had a triggering event and was tested for impairment using the relief from royalty approach as of March 31, 2020. The resulting fair value of the EnTrust Global trade name asset exceeded the carrying value by approximately 3%.

Should market performance, flows, and/or related AUM levels decrease in the near term, or other factors change, such that cash flow projections deviate from current projections, it is reasonably possible that our indefinite-life intangible assets or goodwill could become impaired, and the impairment could be a material amount.

Legg Mason’s annual impairment testing process in fiscal 2019 determined that the carrying values of the EnTrust Global indefinite-life fund management contracts and trade name assets, and the RARE Infrastructure indefinite-life fund management contracts and trade name assets, exceeded their respective fair values, which resulted in impairment charges totaling $358,800 in the quarter ended December 31, 2018.

The impairment charges at EnTrust Global in fiscal 2019 were primarily the result of continued net client outflows from legacy high net worth fund-of-fund products leading to reduced growth expectations in both management fees and performance fees, a declining margin, and a higher discount rate. These changes resulted in a reduction of the projected cash flows and Legg Mason’s overall assessment of fair value of the assets, such that the carrying values of the EnTrust Global fund management contracts intangible asset of $401,404 and trade name asset of $28,500 were impaired by $274,600 and $18,200, respectively. Management estimated the fair values of these assets based upon discounted cash flow analyses, as well as a relief from royalty method for the trade name asset, using unobservable market inputs, which are Level 3 measurements. The significant assumptions used in the cash flow analyses included projected revenue growth rates, discount rates, and royalty rates. Base revenues related to the EnTrust Global fund management contracts were assumed to have annual growth (contraction) rates ranging from (19.4)% to 3.9% (average: 3.0%), and the projected cash flows from the EnTrust Global fund management contracts were discounted at 17%. Base revenues related to the EnTrust Global trade name asset were assumed to have annual growth rates ranging from 0.0% to 4.6% (average: 3.9%), a royalty rate of 1.0%, and a discount rate of 16.5%.

The impairment charges at RARE Infrastructure in fiscal 2019 were primarily the result of lower than expected net client inflows and performance fees, leading to a lower margin, and a higher discount rate. These changes resulted in a reduction of the related projected cash flows and Legg Mason’s overall assessment of fair value of the assets, such that the RARE Infrastructure fund management contracts asset carrying value of approximately $120,800 and trade name asset carrying value of $2,800 were impaired by $65,000 and $1,000, respectively. Management estimated the fair values of these assets based upon discounted cash flow analyses, as well as a relief from royalty method for the trade name asset, using unobservable market inputs, which are Level 3 measurements. The significant assumptions used in the cash flow analyses included projected revenue growth rates, discount rates, and royalty rates. Base revenues related to the RARE Infrastructure fund management contracts were assumed to have annual growth rates ranging from 4.4% to 4.9% (average: 4.8%), and the projected cash flows from the RARE Infrastructure fund management contracts were discounted at 16.5%. Base revenues related to the RARE Infrastructure trade name asset were assumed to have annual growth rates ranging from 0.9% to 4.6% (average: 4.2%), a royalty rate of 1.0%, and a discount rate of 16.5%.

Legg Mason’s annual impairment testing process in fiscal 2018 determined that the carrying value of the EnTrust Global indefinite-life fund management contracts intangible asset exceeded its fair value, which resulted in an impairment of $195,000 in the quarter ended December 31, 2017. The impairment charge was primarily the result of net client outflows from legacy high net worth fund-of-fund products, including transfers of client funds from such products into traditional separate accounts and other direct offerings, and the related decline in revenues. Management estimated the fair value of this asset based upon a discounted cash flow analysis using unobservable market data inputs, which are Level 3 measurements. The significant assumptions used in the cash flow analysis included projected revenue growth rates and discount rates. Base revenues related to the EnTrust Global fund contracts were assumed to have annual growth (contraction) rates ranging from (13)% to 6% (average: 5%), and the projected cash flows from the EnTrust Global fund contracts were discounted at 15.0%.

As a result of AUM losses and other factors during the three months ended June 30, 2017, Legg Mason tested the RARE Infrastructure trade name indefinite-life intangible asset for impairment during the three months ended June 30, 2017. The carrying value of the trade name exceeded its fair value of $3,057 as of June 30, 2017, which resulted in an impairment charge of $2,000. Management estimated the fair value of the RARE Infrastructure trade name as of June 30, 2017 based upon a relief from royalty approach and a discounted cash flow method using unobservable market data inputs, which are

Level 3 measurements. The significant assumptions used in the cash flow analysis included projected annual revenue growth rates of 5% to 18% (average: 8%), a royalty rate of 1%, and a discount rate of 16.5%.

The change in carrying value of goodwill is summarized below:

	Gross Book Value	Accumulated Impairment	Net Book Value
Balance as of March 31, 2018	$3,094,255	$(1,161,900)	$1,932,355
Impact of excess tax basis amortization	(10,972)	—	(10,972)
Changes in foreign exchange rates and other	(37,829)	—	(37,829)
Balance as of March 31, 2019	$3,045,454	$(1,161,900)	$1,883,554
Impact of excess tax basis amortization	(11,349)	—	(11,349)
Changes in foreign exchange rates	(44,635)	—	(44,635)
Business acquisition(1)	20,196	—	20,196
Balance as of March 31, 2020	$3,009,666	$(1,161,900)	$1,847,766
(1) See Note 2 for additional information.

Amortizable Intangible Asset Management Contracts and Other

There were no impairments to amortizable management contract intangible assets during the year ended March 31, 2020.

As of March 31, 2020, amortizable intangible asset management contracts and other are being amortized over a weighted-average remaining life of 5.4 years.

Estimated amortization expense for each of the next five fiscal years and thereafter is as follows:

2021	$21,752
2022	21,403
2023	20,643
2024	19,813
2025	12,038
Thereafter	13,562
Total	$109,211

During the three months ended December 31, 2018, projected revenues related to the RARE Infrastructure separate account contracts asset declined due to losses of separate account clients and AUM. Based on revised attrition estimates, the remaining useful life was decreased from three and one-half to two years at December 31, 2018. As a result of the decline in projected revenues and the revised estimate of useful life, the amortized carrying value of approximately $6,900 as of December 31, 2018 was determined to exceed its fair value and an impairment charge of $6,400 was recorded during the three months ended December 31, 2018. Management estimated the fair value of this asset as of December 31, 2018, based on a discounted cash flow analysis using unobservable market inputs, which are Level 3 measurements. In addition to the useful life, other significant assumptions used in the cash flow analysis included projected revenue growth rates of 7% and a discount rate of 16.5%.

6. Short-Term Borrowings and Long-Term Debt

Short-term borrowings
Legg Mason maintains an unsecured credit agreement (as amended from time to time, the “Credit Agreement”) which provides for a $500,000 multi-currency revolving credit facility. The revolving credit facility may be increased by an aggregate amount of up to $500,000, subject to the approval of the lenders, expires in December 2020, and outstanding borrowings, if any, can be repaid at any time. This revolving credit facility is available to fund working capital needs and for general corporate purposes.

As of March 31, 2020, there were no borrowings outstanding under the Credit Agreement and Legg Mason had $500,000 of undrawn revolving credit facility capacity. Under the terms of the Merger Agreement, Legg Mason may not borrow more than $30,000 under the revolving credit facility, without the prior consent of Franklin Templeton.

On April 3, 2020, Legg Mason borrowed $250,000 under the Credit Agreement as a precautionary measure to provide additional liquidity for general corporate purposes in the current uncertain market environment.

As further discussed in Note 11, on December 22, 2017, Legg Mason borrowed $225,500 under the Credit Agreement to purchase 5,568 shares of Legg Mason common stock from Shanda Asset Management Investment Limited (“Shanda”). In March 2018, Legg Mason repaid $100,000 of these borrowings. In September 2018, Legg Mason repaid the remaining $125,500 of borrowings. There were no borrowings outstanding as of March 31, 2019.

The revolving credit facility has an interest rate of the three-month Eurocurrency Rate plus 125 basis points and an annual commitment fee of 17.5 basis points. Interest is payable at least quarterly on any amounts outstanding under the Credit Agreement and the interest rate may change in the future based on changes in Legg Mason’s credit ratings.

The Credit Agreement includes standard financial covenants. These covenants include: maximum net debt to EBITDA ratio (as defined in the documents) of 3.0 to 1; and minimum EBITDA to interest ratio (as defined in the documents) of 4.0 to 1. As of March 31, 2020, Legg Mason’s net debt to EBITDA ratio was 1.9 to 1 and EBITDA to interest expense ratio was 6.1 to 1, and therefore, Legg Mason has maintained compliance with the applicable covenants.

Long-term debt
Long-term debt, net, consists of the following:

	March 31, 2020				March 31, 2019
	Carrying Value	Unamortized Discount (Premium)	Unamortized Debt Issuance Costs	Maturity Amount	Carrying Value
3.95% Senior Notes due July 2024	$248,976	$195	$829	$250,000	$248,738
4.75% Senior Notes due March 2026	447,875	—	2,125	450,000	447,521
5.625% Senior Notes due January 2044	548,099	(2,907)	4,808	550,000	548,020
6.375% Junior Notes due March 2056	242,665	—	7,335	250,000	242,461
5.45% Junior Notes due September 2056	485,118	—	14,882	500,000	484,711
2.7% Senior Notes due July 2019	—	—	—	—	250,301
Subtotal	1,972,733	(2,712)	29,979	2,000,000	2,221,752
Less: Current portion	—	—	—	—	(250,301)
Total	$1,972,733	$(2,712)	$29,979	$2,000,000	$1,971,451

On July 15, 2019, Legg Mason repaid the $250,000 of 2.7% Senior Notes due July 2019, using existing cash resources.

As of March 31, 2020, $250,000 of Legg Mason’s long-term debt matures in fiscal 2025 and $1,750,000 matures after fiscal 2025.

3.95% Senior Notes due July 2024
In June 2014, Legg Mason issued $250,000 of 3.95% Senior Notes due July 2024 (the “2024 Notes”). The 2024 Notes were sold at a discount of $458, which is being amortized to interest expense over the 10-year term. The 2024 Notes can be redeemed at any time prior to the scheduled maturity in part or in aggregate, at the greater of the related principal amount at that time or the sum of the remaining scheduled payments discounted at the treasury rate (as defined) plus 0.25%, together with any related accrued and unpaid interest.

4.75% Senior Notes due March 2026
In March 2016, Legg Mason issued $450,000 of 4.75% Senior Notes due March 2026 (the “2026 Notes”). The 2026 Notes were sold at a discount of $207. The 2026 Notes can be redeemed in part or in aggregate at the greater of the related principal amount at the time of redemption or the sum of the remaining scheduled payments discounted at the treasury rate (as defined) plus 0.45%, together with any related accrued and unpaid interest.

5.625% Senior Notes due January 2044
In January 2014, Legg Mason issued $400,000 of 5.625% Senior Notes due January 2044 (the “2044 Notes”), sold at a discount of $6,260, which is being amortized to interest expense over the 30-year term. An additional $150,000 of 2044 Notes were issued in June 2014 and were sold at a premium of $9,779, which is also being amortized to interest expense over the 30-year term. All of the 2044 Notes can be redeemed at any time prior to their scheduled maturity in part or in aggregate, at the greater of the related principal amount at that time or the sum of the remaining scheduled payments discounted at the treasury rate (as defined) plus 0.3%, together with any related accrued and unpaid interest.

6.375% Junior Subordinated Notes due March 2056
In March 2016, Legg Mason issued $250,000 of 6.375% Junior Notes due March 2056 (the “6.375% 2056 Notes”). The 6.375% 2056 Notes were issued at 100% of the principal amount. The 6.375% 2056 Notes rank junior and subordinate in right of payment to all of Legg Mason’s current and future senior indebtedness. Prior to March 15, 2021, the 6.375% 2056 Notes can be redeemed in aggregate, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest, if called for a tax event (as defined), or 102% of the principal amount, plus any accrued and unpaid interest, if called for a rating agency event (as defined). On or after March 15, 2021, the 6.375% 2056 Notes can be redeemed in aggregate or in part, at 100% of the principal amount, plus any related accrued and unpaid interest.

5.45% Junior Subordinated Notes due September 2056
In August 2016, Legg Mason issued an aggregate principal amount of $500,000 of 5.45% Junior Notes due September 2056 (the “5.45% 2056 Notes”), the net proceeds of which, together with cash on hand, were used to repay the aggregate $500,000 of then outstanding borrowings under its Credit Agreement. The 5.45% 2056 Notes rank junior and subordinate in right of payment to all of Legg Mason’s current and future senior indebtedness. Prior to September 15, 2021, the 5.45% 2056 Notes can be redeemed in aggregate, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest, if called for a tax event (as defined in the prospectus supplement), or 102% of the principal amount, plus any accrued and unpaid interest, if called for a rating agency event (as defined in the prospectus supplement). On or after September 15, 2021, the 5.45% 2056 Notes can be redeemed in aggregate or in part, at 100% of the principal amount, plus any related accrued and unpaid interest.

7. Income Taxes

The components of income (loss) before income tax provision were as follows:

	2020	2019	2018
Domestic	$324,254	$60,001	$287,229
Foreign	86,280	(31,506)	(53,389)
Total	$410,534	$28,495	$233,840

The components of income tax expense (benefit) were as follows:

	2020	2019	2018
Federal	$65,455	$24,640	$(106,621)
Foreign	19,827	(11,343)	(16,015)
State and local	20,766	7,264	20,126
Total income tax provision (benefit)	$106,048	$20,561	$(102,510)

Current	$8,997	$26,716	$38,983
Deferred	97,051	(6,155)	(141,493)
Total income tax provision (benefit)	$106,048	$20,561	$(102,510)

A reconciliation of the difference between the effective income tax rate and the statutory federal income tax rate is as follows:

	2020	2019	2018
Tax provision at statutory U.S. federal income tax rate	21.0%	21.0%	31.5%
State income taxes, net of federal income tax benefit(1)	8.2	8.9	7.8
Impact of changes in U.S. federal Tax Law(2)	—	8.3	(90.1)
Uncertain tax benefits(3)	(3.4)	49.7	1.7
Effect of foreign tax rates(4)	(1.7)	(37.1)	1.7
Changes in U.K. tax rates on deferred tax assets and liabilities	—	—	0.3
Net income attributable to noncontrolling interests	(2.3)	(28.1)	(6.8)
Change in valuation allowances(5)	1.7	23.0	(1.3)
Federal effect of permanent tax adjustments(6)	3.0	33.4	10.5
Other, net	(0.7)	(6.9)	0.9
Effective income tax rate	25.8%	72.2%	(43.8)%

(1)	State income taxes include changes in valuation allowances related to change in apportionment and provision to return differences, net of the impact on related deferred tax assets.

(2)	Includes the impact on deferred tax assets and liabilities and the effects on unremitted foreign earnings and other aspects of the Tax Law.

(3)
Reserves for uncertain tax benefits were recorded for positions related to prior years’ foreign, federal, state, and local tax return filing as well as for positions reflected in the current year tax expense accrual. In fiscal 2020, a state audit was resolved favorably and the statute of limitations expired on certain tax returns for which uncertain tax benefit reserves had been established.

(4)
The effect of foreign tax rates for fiscal 2019, and 2018 include tax benefits of $8,711, and $33,150, respectively, for non-cash impairment charges related to the intangible assets of the EnTrust Global and legacy Permal businesses, as further discussed in Note 5. Additionally, the effect of foreign tax rates for fiscal 2019 includes a $21,720 tax benefit for non-cash impairment charges related to the intangible assets of the RARE Infrastructure businesses.

(5)	See schedule below for the change in valuation allowances by jurisdiction.

(6)	Fiscal 2018 includes a 9.0% federal impact (9.7% including state impact) of a non-deductible charge for a regulatory matter discussed in Note 9.

On December 22, 2017, the Tax Law was enacted. The Tax Law is complex, materially changed the U.S. corporate income tax rate from 35% to 21% and included various other changes which impact Legg Mason. The reduction in the U.S. corporate tax rate resulted in a one-time, non-cash provisional tax benefit of $220,935 recognized in the quarter ended December 31, 2017, due to the re-measurement of certain existing deferred tax assets and liabilities at the new income tax rate. In addition, a non-cash tax charge of $7,260 was provisionally provided in the year ended March 31, 2018, for the effects on unremitted foreign earnings and other aspects of the Tax Law. Legg Mason’s re-measurement of its deferred tax assets and liabilities has been completed and no further adjustments were necessary. Further, Legg Mason’s accounting for the tax on unremitted foreign earnings has also been completed and an additional expense of $2,164 was recorded in the year ended March 31, 2019.

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. A summary of Legg Mason’s deferred tax assets and liabilities follows:

	2020	2019
DEFERRED TAX ASSETS
Accrued compensation and benefits	$178,571	$182,734
Accrued expenses	33,952	30,176
Basis differences, principally for intangible assets and goodwill	32,900	23,480
Operating loss carryforwards	321,022	325,282
Foreign tax credit carryforward	266,671	266,128
Federal benefit of uncertain tax positions	2,421	6,798
Mutual fund launch costs	11,632	12,926
Martin Currie defined benefit pension liability	5,253	8,694
Lease liability (net in 2019)	67,648	9,785
Other	9,294	1,954
Deferred tax assets	929,364	867,957
Valuation allowance	(137,155)	(134,209)
Deferred tax assets after valuation allowance	$792,209	$733,748
DEFERRED TAX LIABILITIES
Depreciation and amortization	$714,693	$636,230
Net unrealized gains (losses) from investments	(1,042)	2,007
ROU asset adjustment	54,618	—
Basis differences in partnerships	27,001	19,214
Deferred tax liabilities	795,270	657,451
Net deferred tax assets (liabilities)	$(3,061)	$76,297

Legg Mason has various loss and tax credit carryforwards that may provide future tax benefits. Related valuation allowances are established in accordance with accounting guidance for income taxes, if it is management’s opinion that it is more likely than not that these benefits will not be realized. To the extent the analysis of the realization of deferred tax assets relies on deferred tax liabilities, Legg Mason has considered the timing, nature, and jurisdiction of reversals, including future increases relating to the tax amortization of goodwill and indefinite-life intangible assets, as well as planning strategies to measure and value the realizability of its deferred tax assets.

Intangible asset impairment charges recognized at EnTrust Global during the year ended March 31, 2019, resulted in a deferred tax asset of $53,764 for the related basis difference in partnership investments. The related deferred tax asset was $54,112 as of March 31, 2020. See Note 5 for additional information related to these impairment charges.

Substantially all of Legg Mason’s deferred tax assets relate to U.S. federal, state and U.K. taxing jurisdictions. As of March 31, 2020, U.S. federal deferred tax assets aggregated $627,411, realization of which is expected to require approximately $3,213,000 of U.S. earnings over the next eight years, of which approximately $349,000 must be foreign sourced earnings. Based on estimates of future taxable income, using assumptions similar to those used in Legg Mason’s goodwill impairment testing, it is more likely than not that substantially all of the current federal tax benefits relating to net operating losses will be realized. With respect to deferred tax assets relating to foreign tax credit carryforwards, it is more likely than not that tax benefits relating to the utilization of approximately $2,400 of foreign taxes as credits will not be realized and a valuation allowance has been established. Further, the Company’s estimates and assumptions do not contemplate changes in the ownership of Legg Mason stock, which could, in certain circumstances, limit the utilization of net operating loss and foreign tax credit benefits. Any such limitation would impact the timing or amount of net operating loss or foreign tax credit benefits ultimately realized before they expire.

As of March 31, 2020, U.S. state deferred tax assets aggregated approximately $238,337, net of valuation allowances of $91,653, and were primarily related to state net operating loss benefits generated in certain jurisdictions in cases where it is more likely that these benefits will ultimately not be realized.

For foreign jurisdictions, the net increase in valuation allowances of $3,750 during fiscal 2020, was primarily related to current year increases in carried forward U.K. interest deductions offset in part by unrealized gains/losses on pension liabilities.

The following deferred tax assets and valuation allowances relating to carryforwards have been recorded at March 31:

	2020	2019	Expires Beginning after Fiscal Year
DEFERRED TAX ASSETS
U.S. federal net operating losses	$36,639	$38,402	2033
U.S. federal foreign tax credits	266,671	266,128	2022
U.S. state net operating losses (1,2)	260,804	263,870	2020
U.S. state tax credits	528	444	2022
Foreign net operating losses	23,579	23,009	2028
Total deferred tax assets for carryforwards	$588,221	$591,853
VALUATION ALLOWANCES
U.S. federal net operating losses	$2,155	$2,027
U.S. federal foreign tax credits	2,400	1,800
U.S. state net operating losses	91,653	93,185
Foreign net operating losses	10,744	11,792
Valuation allowances for carryforwards	106,952	108,804
Foreign other deferred assets	30,203	25,405
Total valuation allowances	$137,155	$134,209

(1)	Substantially all of the U.S. state net operating losses carryforward through fiscal 2035.

(2)
Due to potential for change in the factors relating to apportionment of income to various states, Legg Mason’s effective state tax rates are subject to fluctuation which will impact the value of the Company’s deferred tax assets, including net operating losses, and could have a material impact on the future effective tax rate of the Company.

Legg Mason had total gross unrecognized tax benefits of approximately $55,465, $78,776 and $62,728 as of March 31, 2020, 2019, and 2018, respectively. Of these totals, approximately $49,595, $67,923 and $52,772, respectively, (net of the federal benefit for state tax liabilities) are the amounts of unrecognized benefits which, if recognized, would favorably impact future income tax provisions and effective tax rates. During fiscal 2020, the net impact of effective settlement of tax examinations, recent developments of case law and the expiration of statutes of limitation in certain jurisdictions, resulted in $13,782 of previously unrecognized benefits being realized.

A reconciliation of the beginning and ending amount of unrecognized gross tax benefits for the years ended March 31 is as follows:

	2020	2019	2018
Balance, beginning of year	$78,776	$62,728	$70,787
Additions based on tax positions related to the current year	970	4,549	7,325
Additions for tax positions of prior years	1,719	15,070	5,011
Reductions for tax positions of prior years	(1,149)	(100)	(4,438)
Decreases related to settlements with taxing authorities	(15,530)	(2,874)	(15,957)
Expiration of statutes of limitations	(9,321)	(597)	—
Balance, end of year	$55,465	$78,776	$62,728

Although management cannot predict with any degree of certainty the timing of ultimate resolution of matters under review by various taxing jurisdictions, it is reasonably possible that the Company’s gross unrecognized tax benefits balance may change within the next 12 months by up to $20,856 as a result of the expiration of statutes of limitations and the completion of tax authorities’ examinations.

The Company accrues interest related to unrecognized tax benefits in interest expense and recognizes penalties in other operating expense. Legg Mason had approximately $1,930 as of March 31, 2020 and $1,937 as of both March 31, 2019 and 2018, accrued for interest and penalties on tax contingencies in the Consolidated Balance Sheets.

Legg Mason’s prior year tax returns are subject to examination by taxing authorities in the U.S., the U.K., Brazil, and various other jurisdictions. The following tax years remain open to income tax examination for each of the more significant jurisdictions where Legg Mason is subject to income taxes: after fiscal 2017 for U.S. federal; after calendar year 2008 for Brazil; after fiscal 2016 for the states of New York, Connecticut, California and Maryland. The Company does not anticipate making any significant cash payments with the settlement of these audits in excess of amounts that have been reserved.

Except as noted below, Legg Mason’s continuing intention is to permanently reinvest substantially all of the accumulated and future earnings of its foreign subsidiaries overseas. As of March 31, 2020, Legg Mason had available domestic cash and cash equivalents of approximately $288,694. In addition, after giving effect to the $250,000 borrowed under its Credit Agreement on April 3, 2020, as previously discussed, Legg Mason has $250,000 of undrawn capacity to meet domestic liquidity needs, subject to compliance with applicable covenants and the terms of the Merger Agreement. Legg Mason plans to utilize up to approximately $13,000 of foreign cash annually over the next several years to supplement these amounts and anticipates that all of this amount will be provided by debt service payments by foreign affiliates. No further repatriation of foreign earnings is currently planned.  Accordingly, no additional state income taxes or withholding taxes have been provided. However, if circumstances change, Legg Mason will provide for and pay any applicable additional U.S. taxes in connection with repatriation of offshore funds.  It is not practical at this time to determine the income tax liability that would result from any further repatriation of accumulated foreign earnings.

8. Leases

Legg Mason leases over 1,500 square feet of office space with approximately one-third currently subleased to various firms, the majority of which are within the U.S. Office facilities and equipment are leased under various non-cancelable operating leases and certain equipment is also leased under financing leases. Legg Mason’s current leases have remaining terms that vary up to 18 years. Certain leases provide for options to extend for periods of up to 15 years and/or options to terminate within seven years.
As previously disclosed in Note 1, the lease reserve liability related to our subleased space and vacated space for which subleases are being pursued was $24,063 as of March 31, 2019. Upon adoption of the updated lease accounting guidance on April 1, 2019, the existing Other current and non-current liabilities were reclassified as a reduction of the ROU asset recorded in accordance with the updated guidance.
ROU assets that involve subleased or vacant space aggregate $71,257 as of March 31, 2020. These assets may become impaired if tenants are unable to service their obligations under the sublease, and/or if the estimates as to occupancy are not realized, either of which may be more likely as COVID-19 impacts evolve.

Leases included in the Consolidated Balance Sheets were as follows:

	Classification	As of March 31, 2020
Operating leases:
Operating lease ROU assets	Right-of-use assets	$290,167
Operating lease liabilities	Lease liabilities	355,483
Finance leases:
Property and equipment, gross	Right-of-use assets	$2,011
Less: accumulated depreciation	Right-of-use assets	(836)
Property and equipment, net		$1,175
Finance lease liabilities	Lease liabilities	$1,068
The components of lease expense included in the Consolidated Statement of Income (Loss) were as follows:

	Classification	Year Ended March 31, 2020
Operating lease cost	Occupancy expense	$88,020
Financing lease cost:
Amortization of right-of-use asset	Occupancy expense	988
Interest on lease liabilities	Interest expense	45
Total finance lease cost		1,033
Short-term lease cost	Occupancy expense	6,147
Variable lease cost(1)	Occupancy expense	23,458
Less: sublease billings	Occupancy expense	(24,877)
Net lease cost(2)		$93,781
(1) Variable lease cost includes operating expenses, real estate and other taxes and other amounts that fluctuate in amount and are therefore excluded from fixed base rent.

(2)	Excludes other occupancy expense of $16,841 for the year ended March 31, 2020, respectively, related to leasehold amortization.

During the year ended March 31, 2020, in connection with Legg Mason’s strategic restructuring, as further discussed in Note 18, it was determined that the carrying values of certain ROU assets would not be recoverable. Related impairment charges of $4,328 (exclusive of accelerated depreciation of $1,603) were recognized in the quarter ended December 31, 2019, and are included in operating lease cost in the table above and in Occupancy expense in the Consolidated Statement of Income (Loss). The fair value of the right-of-use asset related to a substantial portion of the charge was estimated based on a discounted cash flow analysis using various Level 3 assumptions, that consider the prevailing rental rates in the applicable market and the amount of time it will take to secure a sublease agreement.

Lease expense incurred in the years ended March 31, 2019 and 2018 was $88,990 and $84,963, respectively, excluding leasehold amortization of $16,306 and $15,796. Lease expense is net of sublease income of $21,435 and $23,316, respectively.

Sublease amounts billed are recorded as a reduction of Occupancy expense in the Consolidated Statement of Income (Loss). The amounts billed are primarily fixed base rental payments combined with variable lease cost reimbursements. Sublease amounts related to base rent are recorded on a straight-line basis.

As of March 31, 2020, undiscounted future cash flows for each of the next five fiscal years and thereafter for fixed payments related to operating and finance leases were as follows:

	Operating Leases	Finance Leases	Total
2021	$89,704	$685	$90,389
2022	88,452	262	88,714
2023	86,706	125	86,831
2024	72,626	32	72,658
2025	28,991	4	28,995
Thereafter	23,396	—	23,396
Total lease payments	389,875	1,108	390,983
Less: Imputed interest	(34,392)	(40)	(34,432)
Present value of lease liabilities	$355,483	$1,068	$356,551

As of March 31, 2020, the weighted-average remaining lease terms and weighted-average discount rates for operating and finance leases were as follows:

	Operating Leases	Finance Leases
Weighted-average remaining lease term (in years)	4.8	1.9
Weighted-average discount rates	3.9%	3.2%

Supplemental cash flow information related to leases was as follows:

Year Ended March 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$91,602
Financing cash flows from finance leases	932

With the exception of $4,328 related to the previously discussed impairment of certain ROU assets, there was no significant non-cash lease activity for the year ended March 31, 2020.

Under prior accounting guidance, as of March 31, 2019, minimum aggregate rentals under operating leases were as follows:

Operating Leases(1)
2020	$90,667
2021	86,095
2022	84,485
2023	83,425
2024	72,192
Thereafter	47,240
Total	$464,104
(1) The minimum rental commitments have not been reduced by $97,816 for minimum sublease rentals to be received under non-cancelable subleases.

9. Commitments and Contingencies

As of March 31, 2020, Legg Mason had commitments to invest $16,372 in limited partnerships that make private investments. These commitments are expected to be outstanding, or funded as required, through the end of their respective investment periods ranging through fiscal 2030. Also, in connection with the acquisition of Clarion Partners in April 2016, Legg Mason committed to ultimately provide $100,000 of seed capital to Clarion Partners products.

As of March 31, 2020, Legg Mason also had future commitments totaling $87,209 related to multi-year agreements for certain services, of which $45,297 and $21,737 will be due in fiscal 2021 and fiscal 2022, respectively. The remaining $20,175 is due through fiscal 2028.

In the normal course of business, Legg Mason enters into contracts that contain a variety of representations and warranties and that provide general indemnifications, which are not considered financial guarantees by relevant accounting guidance. Legg Mason’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against Legg Mason that have not yet occurred.

Legg Mason has been the subject of customer complaints and has also been named as a defendant in various legal actions arising primarily from asset management, securities brokerage, and investment banking activities, including certain class actions, which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. In the normal course of its business, Legg Mason has also received subpoenas and is currently involved in other governmental and industry self-regulatory agency inquiries, investigations and, from time to time, proceedings involving asset management activities. In accordance with guidance for accounting for contingencies, Legg Mason has established provisions for estimated losses from pending complaints, legal actions, investigations and proceedings when it is probable that a loss has been incurred and a reasonable estimate of loss can be made.

There are matters of litigation and other proceedings, including those described above as customer complaints, legal actions, inquiries, proceedings and investigations, where Legg Mason cannot estimate the reasonably possible loss or range of loss. The inability to provide a reasonably possible amount or range of losses is not because there is uncertainty as to the ultimate outcome of a matter, but because liability and damage issues have not developed to the point where Legg Mason can conclude that there is both a reasonable possibility of a loss and a meaningful amount or range of possible losses. There are numerous aspects to customer complaints, legal actions, inquiries, proceedings and investigations that prevent Legg Mason from estimating a related amount or range of reasonably possible losses. These aspects include, among other things, the nature of the matters; that significant relevant facts are not known, are uncertain or are in dispute; and that damages sought are not specified, are uncertain, unsupportable or unexplained. In addition, for legal actions, discovery may not yet have started, may not be complete or may not be conclusive, and meaningful settlement discussions may not have occurred. Further, for regulatory matters, investigations may run their course without any clear indication of wrongdoing or fault until their conclusion.

In management’s opinion, an adequate accrual has been made as of March 31, 2020, to provide for any probable losses that may arise from matters for which the Company could reasonably estimate an amount. Legg Mason’s financial condition, results of operations and cash flows could be materially affected during a period in which probable losses become apparent or a matter is ultimately resolved. In addition, the ultimate costs of litigation-related charges can vary significantly from period-to-period, depending on factors such as market conditions, the size and volume of customer complaints and claims, including class action suits, and recoveries from indemnification, contribution, insurance reimbursement, or reductions in compensation under revenue share arrangements.

As of March 31, 2020 and 2019, Legg Mason’s liability for losses and contingencies was not material. Charges incurred relating to litigation and other proceedings during fiscal 2020 were not material. During fiscal 2019 and 2018, Legg Mason incurred charges relating to litigation and other proceedings of approximately $4,800, and $67,500. Total charges for fiscal 2019 and 2018 reflect $4,151 and $67,000, respectively, related to the resolution with both the U.S. Department of Justice (“DOJ”) and the SEC staff of a Foreign Corrupt Practices Act investigation concerning the activities of its former Permal business in connection with managing assets of Libyan governmental entities in structures established by a third-party financial institution.  Those investments were made in calendar years 2005 to 2007 and all were terminated no later than 2012.  The matter did not relate to any current business activities or client relationships of Legg Mason or any of its affiliates.  Resolution of this matter did not result in restrictions on Legg Mason’s ongoing business activities or that of its affiliates.

Merger Agreement
The Company has made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to the conduct of the Company’s business between the date of the signing of the Merger Agreement and the closing of the transactions contemplated under the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Franklin Templeton, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, subject to specified limitations, and provides that, upon termination of the Merger Agreement by the Company or Franklin Templeton in specified situations, the terminating party will be required to pay a termination fee equal to $115,000 to the other party.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by February 17, 2021.

In connection with, and subject to, the Merger closing, Legg Mason has committed certain severance and retention payments to its employees aggregating up to approximately $200,000, subject to continuing employment through the closing of the Merger.

Noncontrolling Interests
Legg Mason may be obligated to settle redeemable noncontrolling interests related to certain affiliates. As of March 31, 2020, affiliate redeemable noncontrolling interests, excluding amounts related to management equity plans, aggregated $525,422. In addition, as of March 31, 2020, the estimated redemption fair value for units under affiliate management equity plans (redeemable and nonredeemable) aggregated $84,695.

See Notes 12 and 16 for additional information regarding affiliate management equity plans and noncontrolling interests, respectively.

Contingent Consideration
As further discussed in Note 2, on April 10, 2019, Clarion Partners acquired a majority interest in Gramercy. The transaction included a potential contingent consideration payment of up to $3,646 (using the foreign exchange rate as of March 31, 2020, for the €3,315 potential payment), due on the fifth anniversary of closing upon the achievement of certain financial metrics.

As of March 31, 2020 and 2019, contingent consideration liabilities totaling $3,308 and $1,415, respectively, were included in Other non-current liabilities in the Consolidated Balance Sheets. During the years ended March 31, 2019 and 2018, Legg Mason paid contingent consideration totaling $4,869 and $3,242, primarily related to the acquisitions of QS Investors in May 2014 and PK Investment Management in December 2015, respectively. During the year ended March 31, 2018, Legg Mason recorded fair value adjustments totaling $31,329, primarily to reduce the contingent consideration liabilities related to the acquisitions of RARE Infrastructure in October 2015 and Martin Currie in October 2014, as no contingent consideration was due for either of these acquisitions.

10. Employee Benefits

Defined Contribution Plans
Legg Mason, through its subsidiaries, maintains various defined contribution plans covering substantially all employees. Through these plans, Legg Mason can make two types of discretionary contributions. One is a profit sharing contribution to eligible plan participants based on a percentage of qualified compensation and the other is a match of employee 401(k) contributions. Matches range from 50% to 100% of employee 401(k) contributions, up to a maximum of the lesser of up to 6% of employee compensation, up to the Internal Revenue Service limit. Corporate profit sharing and matching contributions, together with contributions made under subsidiary plans, totaled $38,122, $39,191, and $38,278 in fiscal 2020, 2019, and 2018, respectively. In addition, employees can make voluntary contributions under certain plans. Under the terms of the Merger Agreement, the Legg Mason 401(k) plan will terminate immediately prior to the closing of the Merger.

Martin Currie Defined Benefit Pension Plan
Martin Currie sponsors a retirement and death benefits plan, a defined benefit pension plan with assets held in a separate trustee-administered fund. Plan assets are measured at fair value and consist of 50% equities (Level 1), 49% bonds (Level 2), and 1% cash (Level 1) as of March 31, 2020, and 64% equities (Level 1) and 36% bonds (Level 2) as of March 31, 2019. Assumptions used to determine the expected return on plan assets targets a 55% / 45% equity/bond allocation with reference to the 15-year FTSE U.K. Gilt yield for equities and U.K. long-dated bond yields for bonds. Plan liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate on a high-quality bond in the local U.K. market and currency. There were no significant concentrations of risk in plan assets as of March 31, 2020 or 2019. As of March 31, 2020 and 2019, $34,210 and $41,189 of the total plan assets were invested in Legg Mason and Martin Currie sponsored investment products. The most recent actuarial valuation was performed as of May 31, 2019, which was updated at the subsequent balance sheet date through March 31, 2020. Accrual of service credit under the plan ceased on October 3, 2014. Legg Mason uses the corridor approach to account for this plan. Under the corridor approach, actuarial gains and losses on plan assets and liabilities are deferred and reported as Other comprehensive income (loss), except when the actuarial gains and losses exceed 10% of the greater of the fair value of the plan assets or the plan benefit obligation, the excess is amortized as Compensation and benefits expense over the recovery period of 15 years. During the years ended March 31, 2020 and 2019, $542 and $260 of such previously unrecognized losses were expensed under the corridor approach.

The resulting net benefit obligation, summarized below, is included in the Consolidated Balance Sheets as Other non-current liabilities:

	March 31, 2020	March 31, 2019
Fair value of plan assets (at 4.7% and 4.9%, respectively, expected weighted-average long-term return)	$68,576	$68,830
Benefit obligation (at 2.3% and 2.4%, respectively, discount rate)	(81,019)	(102,165)
Unfunded status (excess of benefit obligation over plan assets)	$(12,443)	$(33,335)

The change in the benefit obligation is summarized below:

	Years ended March 31,
	2020	2019
Beginning benefit obligation	$102,165	$102,469
Interest costs	2,331	2,426
Actuarial (gain) loss	(17,082)	7,989
Benefits paid	(2,105)	(3,078)
Exchange rate changes	(4,290)	(7,641)
Ending benefit obligation	$81,019	$102,165

The change in plan assets is summarized below:

	Years ended March 31,
	2020	2019
Beginning plan assets	$68,830	$67,529
Actual return on plan assets	2,147	6,384
Employer contributions	3,044	3,144
Benefits paid	(2,105)	(3,078)
Exchange rate changes	(3,340)	(5,149)
Ending plan assets	$68,576	$68,830

For the years ended March 31, 2020, 2019, and 2018, a net periodic benefit of $833, $734 and $389, respectively, was included in Compensation and benefits expense in the Consolidated Statements of Income (Loss).

The components of the net periodic gain for the years ended March 31, were as follows:

	2020	2019	2018
Interest costs	$2,331	$2,426	$2,763
Expected return on plan assets	(3,164)	(3,160)	(3,152)
Net periodic benefit	$(833)	$(734)	$(389)
Net actuarial losses of $791 and $17,807 were included in Accumulated other comprehensive loss, net, in the Consolidated Balance Sheets at March 31, 2020 and 2019, respectively.

As of March 31, 2020, the plan expects to make benefit payments over the next 10 fiscal years as follows:

2021	$1,906
2022	2,085
2023	2,129
2024	2,576
2025	2,532
2026-2030	15,813
In connection with a review by the Pensions Regulator in the U.K. (“the Regulator”) of the pension plan’s current structure and funding status, Martin Currie, the trustees of the pension and the Regulator agreed to a revised plan structure on August 10, 2017, including the redomiciliation of the plan in the U.K., additional guarantees from Martin Currie entities and provisions for accelerated funding of a portion of any benefit obligation in certain circumstances. Martin Currie agreed with the plan trustees to contribute $2,876 (using the exchange rate as of March 31, 2020 for the £2,320 annual committed contribution amount) to the plan on an annual basis through May 2024, with a final payment of $1,811 (using the exchange rate as of March 31, 2020 for the £1,461 final payment amount) due in November 2024. As a result of the May 31, 2019 actuarial valuation, Martin Currie and the plan trustees are contemplating revised annual committed contribution amounts.

11. Capital Stock

At March 31, 2020, the authorized numbers of common and preferred shares were 500,000 and 4,000, respectively. At March 31, 2020 and 2019, there were 6,634 and 7,872 shares of common stock, respectively, reserved for issuance under Legg Mason’s equity plans.

Changes in common stock were as follows:

	Years Ended March 31,
	2020	2019	2018
COMMON STOCK
Beginning balance	85,557	84,606	95,727
Shares issued for:
Stock option exercises	1,256	198	472
Deferred compensation employee stock trust	14	11	11
Stock-based compensation	1,410	1,137	948
Shares repurchased and retired	—	—	(12,204)
Employee tax withholding by settlement of net share transactions	(455)	(395)	(348)
Ending balance	87,782	85,557	84,606

During fiscal 2020, 2019, and 2018, Legg Mason retired 455, 395, and 348 shares, respectively, of its common stock for $15,448, $15,575 and $13,233, respectively, under net share settlements of deferred compensation award vesting. In addition, during fiscal 2018, Legg Mason purchased and retired 6,636 shares of its common stock for $253,649 through open market purchases.

In January 2015, Legg Mason’s Board of Directors approved a share repurchase authorization for up to $1,000,000 for repurchases of Legg Mason common stock. On December 22, 2017, Legg Mason purchased and retired 5,568 shares of Legg Mason common stock from Shanda for an aggregate purchase price of $225,490. Legg Mason’s Board of Directors approved the purchase of these shares, utilizing the remaining $169,019 of Legg Mason common stock previously authorized for purchase under the January 2015 authorization and authorizing the purchase of an additional $56,471 of Legg Mason common stock to complete the transaction. As of March 31, 2020, further purchases of Legg Mason common stock have not been authorized and are prohibited by the Merger Agreement while the Merger is pending.

The par value of the shares repurchased is charged to common stock, with the excess of the purchase price over par first charged against additional paid-in capital, with the remaining balance, if any, charged against retained earnings.

Dividends declared per share were $1.60, $1.36 and $1.12 during fiscal 2020, 2019, and 2018, respectively. Dividends declared but not paid at March 31, 2020, 2019, and 2018, were $34,930, $29,058 and $23,623, respectively, and are included in Other current liabilities on the Consolidated Balance Sheets. The Merger Agreement prohibits Legg Mason from increasing its quarterly dividend rates or from paying dividends on dates that are not consistent with past practices during the time the Merger is pending.

12. Stock-Based Compensation

Legg Mason’s stock-based compensation includes restricted stock units, stock options, an employee stock purchase plan, market and performance-based performance shares payable in common stock, affiliate management equity plans and deferred compensation payable in stock. Shares available for issuance under the equity incentive stock plan as of March 31, 2020, were 6,331. Options under Legg Mason’s equity incentive stock plans have been granted at prices not less than 100% of the fair market value on the date of grant. Options are generally exercisable in equal increments over four years and expire within eight years to 10 years from the date of grant.

The components of Legg Mason’s total stock-based compensation expense were as follows:

	Years Ended March 31,
	2020	2019	2018
Restricted stock and restricted stock units	$52,322	$49,282	$54,348
Stock options	2,853	4,537	7,478
Employee stock purchase plan	474	611	662
Non-employee director awards	1,000	5,332	3,103
Affiliate management equity plans	1,694	1,025	1,275
Performance share units	8,925	5,065	3,981
Employee stock trust	33	32	28
Total stock-based compensation expense	$67,301	$65,884	$70,875

Restricted Stock
Restricted stock and restricted stock unit transactions are summarized below:

	Number of Shares	Weighted-Average Grant Date Value
Unvested shares at March 31, 2017	3,321	$38.92
Granted	1,460	37.68
Vested	(1,410)	39.59
Canceled/forfeited	(72)	38.10
Unvested shares at March 31, 2018	3,299	38.09
Granted	1,190	38.93
Vested	(1,291)	39.72
Canceled/forfeited	(153)	37.52
Unvested shares at March 31, 2019	3,045	37.76
Granted	1,206	35.50
Vested	(1,412)	38.51
Canceled/forfeited	(79)	36.67
Unvested shares at March 31, 2020	2,760	$36.43

The restricted stock and restricted stock unit transactions reflected in the table above were non-cash transactions. For the years ended March 31, 2020, 2019, and 2018, Legg Mason recognized income tax benefits related to restricted stock and restricted stock unit awards of $13,553, $12,767, and $20,972, respectively. Unamortized compensation cost related to unvested restricted stock awards at March 31, 2020, of $50,757 is expected to be recognized over a weighted-average period of 1.6 years.

Clarion performance shares
As part of the acquisition of Clarion Partners in April 2016, Legg Mason granted certain key employees of Clarion Partners a total of 716 performance-based Legg Mason restricted share units, which are not included in the unvested shares of restricted stock units in the table above, with an aggregate fair value of $11,121, which was included in the purchase price. These restricted share units vested upon Clarion Partners achieving a certain level of EBITDA as of March 31, 2020.

Stock Options
Stock option transactions under Legg Mason’s equity incentive plans are summarized below:

	Number of Shares	Weighted-Average Exercise Price Per Share
Options outstanding at March 31, 2017	4,593	$38.15
Granted	440	37.79
Exercised	(490)	30.09
Canceled/forfeited	(106)	47.42
Options outstanding at March 31, 2018	4,437	38.78
Exercised	(201)	31.15
Canceled/forfeited	(121)	42.31
Options outstanding at March 31, 2019	4,115	39.05
Exercised	(1,497)	34.56
Canceled/forfeited	(100)	46.79
Options outstanding at March 31, 2020	2,518	$41.41

The total intrinsic value of options exercised during the years ended March 31, 2020, 2019, and 2018, was $17,476, $1,084, and $4,647, respectively. At March 31, 2020, the aggregate intrinsic value of options outstanding was $22,864.

The following information summarizes Legg Mason’s stock options outstanding at March 31, 2020:

Exercise Price Range	Option Shares Outstanding	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Life (in years)
$14.81 - $25.00	38	$23.72	0.13
25.01 - 35.00	910	31.38	3.55
35.01 - 55.18	1,570	47.65	3.13
	2,518

At March 31, 2020, 2019, and 2018 options were exercisable for 2,115, 3,233, and 2,867 shares, respectively, with a weighted-average exercise price of $42.63, $39.12, and $37.64, respectively. Stock options exercisable at March 31, 2020, have a weighted average remaining contractual life of 3.0 years. At March 31, 2020, the aggregate intrinsic value of exercisable shares was $17,283.

The following summarizes Legg Mason’s stock options exercisable at March 31, 2020:

Exercise Price Range	Option Shares Exercisable	Weighted-Average Exercise Price Per Share
$14.81 - $25.00	38	$23.72
25.01 - 35.00	733	31.40
35.01 - 55.18	1,344	49.29
	2,115
The following information summarizes unvested stock options under Legg Mason’s equity incentive plan for the year ended March 31, 2020:

	Number of Shares	Weighted-Average Exercise Price Per Share
Options unvested at March 31, 2019	882	$38.78
Vested	(478)	41.99
Canceled/forfeited	(2)	34.77
Options unvested at March 31, 2020	402	$34.97
For the years ended March 31, 2020, 2019, and 2018, income tax benefits related to stock options were $685, $1,170, and $2,715, respectively. Unamortized compensation cost related to unvested options for 402 shares at March 31, 2020, was $616, which is expected to be recognized over a weighted-average period of 0.9 years.

Cash received from exercises of stock options under Legg Mason’s equity incentive plans was $43,386, $6,114, and $14,072, for the years ended March 31, 2020, 2019, and 2018, respectively. The tax benefit expected to be realized for the tax deductions from these option exercises totaled $3,289, $198, and $1,408, for the years ended March 31, 2020, 2019, and 2018, respectively.

The weighted-average fair value of service-based stock options granted during the year ended March 31, 2018, using the Black-Scholes option pricing model was $8.41.

The following weighted-average assumptions were used in the model for grants:

Year Ended March 31, 2018
Expected dividend yield	1.71%
Risk-free interest rate	1.92%
Expected volatility	26.91%
Expected life (in years)	5.09

Legg Mason uses an equally weighted combination of both implied and historical volatility to measure expected volatility for calculating Black-Scholes option values.

Affiliate Management Equity Plans
In connection with the acquisition of Clarion Partners in April 2016, Legg Mason implemented a management equity plan for Clarion Partners that entitles certain of its key employees to participate in 15% of the future growth, if any, of the Clarion Partners enterprise value (subject to appropriate discounts) subsequent to the date of the grant. The initial grant under the plan vested immediately and the related grant-date fair value was $15,200, determined by independent valuation. Future grants under the plan will vest 20% annually over five years, and will result in the recognition of additional compensation expense over the related vesting period. Subject to various conditions, including the passage of time, vested plan units can be put to Legg Mason for settlement at fair value. Legg Mason can also call plan units, generally post employment, for settlement at fair value. As of March 31, 2020, the estimated aggregate redemption fair value of units under the plan, as if they were currently redeemable, was $14,300.

Effective March 1, 2016, Legg Mason implemented a management equity plan for Royce Investment Partners (“Royce”) key employees. Under the management equity plan, minority equity interests equivalent to a 24.5% interest in the Royce entity have been issued to certain key employees, 5.5% of which was issued on March 31, 2019 and resulted in Compensation and benefits expense of $2,400, which a corresponding increase to Nonredeemable noncontrolling interest. No additional grants are expected under the plan. Equity holders receive quarterly distributions of a portion of Royce’s pre-tax income in amounts equal to the percentage of ownership represented by the equity they hold, subject to payment of Legg Mason’s revenue share and reasonable expenses and subordination provisions in certain cases. As of March 31, 2020, the estimated aggregate redemption fair value of units under the plan, as if they were currently redeemable, was $10,800.

On March 31, 2014, Legg Mason implemented a management equity plan and granted units to key employees of its subsidiary ClearBridge Investments, LLC (“ClearBridge”) that entitle them to participate in 15% of the future growth, if any, of the ClearBridge enterprise value (subject to appropriate discounts) subsequent to the grant date. Independent valuation determined the aggregate cost of the award to be approximately $16,000, which was recognized as Compensation and benefits expense in the Consolidated Statements of Income (Loss) over the related vesting periods through March 2019. Total compensation expense related to the ClearBridge affiliate management equity plan was $1,694, $2,932, and $3,103 for the years ended March 31, 2020, 2019, and 2018, respectively. The compensation expense for the year ended March 31, 2020, includes $1,600 related to the modification of the plan settlement features, which resulted in an increase in the fair value of the awards. This arrangement provides for one-half of the cost to be absorbed by the ClearBridge incentive pool. Vested plan units can be put to Legg Mason for settlement at fair value, beginning one year after the holder terminates their employment. Legg Mason can also call plan units, generally post employment, for settlement at fair value. Changes in control of Legg Mason or ClearBridge do not impact vesting, settlement or other provisions of the units. However, upon sale of substantially all ClearBridge assets, the vesting of the units would accelerate, and participants would receive a fair value payment in respect of their interests under the plan. Future grants of additional plan units will dilute the participation of existing outstanding units in 15% of the future growth of the respective affiliates’ enterprise value, if any, subsequent to the related future grant date, for which additional compensation expense would be incurred. Further, future grants will not entitle the plan participants, collectively, to more than an aggregate 15% of the future growth of the ClearBridge enterprise value. Upon vesting, the grant-date fair value of vested plan units is reflected in the Consolidated Balance Sheets as Redeemable noncontrolling interests through an adjustment to additional paid-in capital. Thereafter, redeemable noncontrolling interests will continue to be adjusted to the ultimate maximum estimated redemption value over the expected term, through retained earnings adjustments. As of March 31, 2020, the estimated aggregate redemption fair value of vested units under the ClearBridge plan, as if they were currently redeemable, was approximately $59,595.

Other
Legg Mason has a qualified ESPP covering substantially all U.S. employees. Shares of common stock are purchased in the open market on behalf of participating employees, subject to a 4,500 total share limit under the plan. Purchases are made through payroll deductions and Legg Mason provides a 15% contribution towards purchases, which is recorded as Compensation and benefits in the Consolidated Statements of Income (Loss). During the years ended March 31, 2020, 2019, and 2018, approximately 104, 141, and 128 shares, respectively, have been purchased in the open market on behalf of participating employees. In connection with the Merger, the purchase of shares under the ESPP ceased in February 2020 and the ESPP will terminate immediately prior to the closing of the Merger.

Legg Mason also has an equity plan for non-employee directors. Under the current equity plan, directors may elect to receive shares of stock or restricted stock units. Shares and restricted stock units issuable under this equity plan are limited to 625 in aggregate, of which 523, 494 and 460 shares were issued as of March 31, 2020, 2019, and 2018, respectively. As of March 31, 2020 ,2019, and 2018, non-employee directors held 34, 99, and 80 restricted stock units, respectively, which vest on the grant date and are, therefore, not included in the unvested shares of restricted stock units in the table above. During the years ended March 31, 2020, 2019, and 2018, non-employee directors were granted 7, 15, and 12, restricted stock units, respectively, and 20, 15, and 19, shares of common stock, respectively.

In May 2019, 2018, and 2017, Legg Mason granted certain executive officers a total of 168, 163, and 111 performance share units, respectively, as part of their fiscal 2019, 2018, and 2017 incentive awards with aggregate values of $6,334, $5,820, $3,503, respectively. The vesting of performance share units granted in May 2019 and 2018 and the number of shares payable at vesting are determined based on Legg Mason’s relative total stockholder return and relative organic growth rate of long-term AUM over three-year periods ending March 31, 2022 and 2021, respectively. The recorded grant date fair values per performance share unit of $37.63 and $35.67, respectively, were estimated based on multiple fair value Monte Carlo pricing models. Expense associated with these grants are adjusted for the level of relative organic growth expected to be ultimately achieved. The estimated fair values for the May 2019 grant range from $21.63 to $45.63 per performance share unit and for the May 2018 grant range from $18.08 to $44.46 per performance share unit. The vesting of the performance share units granted in May 2017 was determined based on Legg Mason’s relative total stockholder return over a three-year period ending March 31, 2020. The grant date fair value per unit for the May 2017 performance share units of $31.42 was estimated as of the grant date using a Monte Carlo pricing model. The following assumptions were used in the Monte Carlo pricing models for the May 2019, 2018, and 2017 grants:

	May 2019	May 2018	May 2017
Expected dividend yield	4.41%	3.49%	2.96%
Risk-free interest rate	2.11%	2.71%	1.47%
Expected (average in 2019 and 2018) volatility	23.96%	26.14%	27.73%

The performance period for the May 2017 grant ended on March 31, 2020 and resulted in the issuance of 117 performance shares. Legg Mason also granted certain executive officers 182 performance share units in May 2016 with an aggregate award value of $3,528. The performance period for this grant ended on March 31, 2019 and resulted in the issuance of 46 performance shares.

The Merger Agreement provides for the settlement of all outstanding share-based equity awards (vested and unvested), contingent upon the Merger closing.

Deferred compensation payable in shares of Legg Mason common stock has been granted to certain employees in an elective plan. The vesting in the plan is immediate and the plan provides for discounts of up to 10% on contributions and dividends. Since January 1, 2015, there are no additional contributions to the plan, with the remaining 201 shares reserved for future dividend distributions. During fiscal 2020, 2019, and 2018, Legg Mason issued 19, 20, and 14 shares, respectively, under the plan with a weighted-average fair value per share at the grant date of $34.92, $29.68, and $37.63, respectively. The undistributed shares issued under this plan are held in a rabbi trust. Assets of the rabbi trust are consolidated with those of the employer, and the value of the employer’s stock held in the rabbi trust is classified in stockholders’ equity and accounted for in a manner similar to treasury stock. Therefore, the shares Legg Mason has issued to the rabbi trust and the corresponding liability related to the deferred compensation plan are presented as components of stockholders’ equity as Employee stock trust and Deferred compensation employee stock trust, respectively. Shares held by the trust at March 31, 2020, 2019, and 2018, were 427, 456, and 462, respectively.

13. Revenue

The following table presents Total Operating Revenues disaggregated by asset class:

	Years Ended March 31,
	2020	2019	2018
Equity	$1,160,799	$1,213,480	$1,288,655
Fixed Income	1,166,134	1,138,763	1,181,853
Alternative	502,762	463,883	568,140
Liquidity	92,430	87,133	101,674
Total Operating Revenues	$2,922,125	$2,903,259	$3,140,322

Revenues by geographic location are primarily based on the location of the advisor or domicile of fund families managed by Legg Mason and do not necessarily reflect where the customer resides or the currency in which the revenues are denominated. The following table presents Total Operating Revenues disaggregated by geographic location:

	Years Ended March 31,
	2020	2019	2018
United States	$2,325,306	$2,255,989	$2,381,155
United Kingdom	134,126	140,145	206,813
Other International	462,693	507,125	552,354
Total Operating Revenues	$2,922,125	$2,903,259	$3,140,322

Certain sales commissions paid in connection with obtaining assets managed in retail separately managed accounts are capitalized as deferred costs. As of March 31, 2020 and 2019, capitalized sales commissions of $8,954 and $8,126, respectively, were included in Other current assets and $11,396 and $10,147, respectively, were included in Other non-current assets in the Consolidated Balance Sheets. Amortization related to capitalized sales commissions included in Compensation and benefits in the Consolidated Statements of Income (Loss) was $9,557 and $9,228 for the years ended March 31, 2020 and 2019, respectively. There were no impairment losses in relation to the capitalized costs during the years ended March 31, 2020 and 2019.

14. Earnings Per Share

The following table presents the computations of basic and diluted EPS:

	Years Ended March 31,
	2020	2019	2018
Basic weighted-average shares outstanding for EPS	86,831	85,423	90,734
Potential common shares:
Dilutive employee stock options	330	—	460
Performance shares(1)	176	—	—
Diluted weighted-average shares outstanding for EPS	87,337	85,423	91,194

Net Income (Loss) Attributable to Legg Mason, Inc.	$251,367	$(28,508)	$285,075
Less: Earnings (distributed and undistributed) allocated to participating securities	8,095	4,225	10,128
Net Income (Loss) (Distributed and Undistributed) Allocated to Shareholders (Excluding Participating Securities)	$243,272	$(32,733)	$274,947
Net Income (Loss) per share Attributable to Legg Mason, Inc. Shareholders
Basic	$2.80	$(0.38)	$3.03
Diluted	2.79	(0.38)	3.01

(1)
Relates to the vesting of performance-based Legg Mason restricted share units granted to certain key employees of Clarion Partners as part of the Clarion Partners acquisition in April 2016. See Note 12 for additional information.

The weighted-average shares exclude weighted-average unvested restricted shares deemed to be participating securities of 2,884, 3,092, and 3,327 for the years ended March 31, 2020, 2019, and 2018, respectively.

As discussed in Note 11, during fiscal 2020, 2019, and 2018, Legg Mason retired 455, 395, and 348 shares of its common stock, under net share settlements of deferred compensation award vesting. In addition, during fiscal 2018, Legg Mason purchased and retired 6,636 shares of its common stock, through open market purchases, and also purchased and retired 5,568 shares of its common stock from Shanda. The total retired shares reduced weighted-average shares outstanding by 374, 355 and 6,050 shares for the years ended March 31, 2020, 2019, and 2018, respectively.

Options to purchase 1,613 and 1,952 shares for the years ended March 31, 2020 and 2018, respectively, were not included in the computation of diluted EPS because the presumed proceeds from exercising such options, including the related unamortized expense, exceed the average price of the common shares for the period and, therefore, the options are deemed antidilutive.

The diluted EPS calculation for the year ended March 31, 2019, excludes 106 potential common shares that were antidilutive due to the net loss for the year.

Further, market- and performance-based awards, such as those issued to Legg Mason executive officers, are excluded from potential dilution until the designated market or performance condition is met.

15. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss includes cumulative foreign currency translation adjustments and gains and losses on defined benefit pension plans. The change in the accumulated translation adjustments for fiscal 2020 and fiscal 2019, primarily resulted from the impact of changes in the Australian dollar, the British pound, the Brazilian real, the Singapore dollar, and the Japanese yen, in relation to the U.S. dollar on the net assets of Legg Mason’s subsidiaries in the U.K., Australia, Brazil, Japan, and Singapore, for which the pound, Australian dollar, the Singaporean dollar, the real, and the yen, are the functional currencies, respectively.
A summary of Legg Mason’s accumulated other comprehensive loss as of March 31 is as follows:

	2020	2019
Foreign currency translation adjustment	$(194,515)	$(113,429)
Changes in defined benefit pension plan	(791)	(17,807)
Total Accumulated other comprehensive loss	$(195,306)	$(131,236)

There were no significant amounts reclassified from Accumulated other comprehensive loss to the Consolidated Statements of Income (Loss) for the years ended March 31, 2020, 2019, and 2018.

16. Noncontrolling Interests

Net income attributable to noncontrolling interests included the following amounts:

	Years Ended March 31,
	2020	2019	2018
Net income attributable to redeemable noncontrolling interests	$47,228	$28,029	$42,872
Net income attributable to nonredeemable noncontrolling interests	5,891	8,413	8,403
Total	$53,119	$36,442	$51,275

The following tables present the changes in redeemable and nonredeemable noncontrolling interests:

	Redeemable noncontrolling interests
	Consolidated investment vehicles(1) and other	Affiliate
		Noncontrolling interests	Management equity plans	Total	Nonredeemable noncontrolling interests(2)
Balance as of March 31, 2017	$58,470	$591,254	$28,048	$677,772	$27,798
Net income attributable to noncontrolling interests	6,656	36,216	—	42,872	8,403
Subscriptions (redemptions), net, and other	59,921	(2,693)	—	57,228	—
Distributions	—	(53,388)	—	(53,388)	(8,470)
Foreign exchange	—	381	—	381	—
Vesting/change in estimated redemption value	—	2,180	5,250	7,430	—
Balance as of March 31, 2018	125,047	573,950	33,298	732,295	27,731
Net income attributable to noncontrolling interests	776	27,253	—	28,029	8,413
Subscriptions (redemptions), net	(22,193)	—	—	(22,193)	—
Settlement of affiliate noncontrolling interest put:
Payment	—	(15,547)	—	(15,547)	—
Change in redemption value	—	(12,345)	—	(12,345)	—
Distributions	—	(29,815)	—	(29,815)	(8,760)
Grants (settlements), net	—	—	(1,325)	(1,325)	2,400
Foreign exchange	—	(4,738)	—	(4,738)	—
Vesting/change in estimated redemption value	—	1,837	16,178	18,015	—
Balance as of March 31, 2019	103,630	540,595	48,151	692,376	29,784
Net income attributable to noncontrolling interests	12,906	34,322	—	47,228	5,891
Subscriptions (redemptions), net	604	—	(150)	454	—
Business acquisition	—	11,715	—	11,715	—
Purchase of affiliate noncontrolling interest put:
Payment (fair value portion)	—	(8,789)	—	(8,789)	—
Change in redemption value	—	(25,708)	—	(25,708)	—
Distributions	—	(30,542)	—	(30,542)	(6,633)
Foreign exchange	—	(1,071)	—	(1,071)	—
Vesting/change in estimated redemption value	—	4,900	23,851	28,751	—
Balance as of March 31, 2020	$117,140	$525,422	$71,852	$714,414	$29,042
(1) Related to VIEs and seeded investment products.
(2) Related to Royce management equity plan.

The following tables present the changes in redeemable noncontrolling interests by affiliate (exclusive of management equity plans):

	Redeemable noncontrolling interests
	EnTrust Global	Clarion Partners	RARE Infrastructure	Other	Total
Balance as of March 31, 2017	$404,852	$113,173	$68,747	$4,482	$591,254
Net income (loss) attributable to noncontrolling interests	19,709	13,172	3,474	(139)	36,216
Subscriptions (redemptions), net	—	—	—	(2,693)	(2,693)
Distributions	(37,677)	(11,253)	(4,317)	(141)	(53,388)
Foreign exchange	—	—	381	—	381
Change in estimated redemption value	—	2,180	—	—	2,180
Balance as of March 31, 2018	386,884	117,272	68,285	1,509	573,950
Net income (loss) attributable to noncontrolling interests	9,735	16,127	1,660	(269)	27,253
Distributions	(15,935)	(11,734)	(2,134)	(12)	(29,815)
Settlement of affiliate noncontrolling interest put:
Payment	—	—	(15,547)	—	(15,547)
Change in redemption value	—	—	(12,345)	—	(12,345)
Foreign exchange	—	—	(4,738)	—	(4,738)
Change in estimated redemption value	—	1,837	—	—	1,837
Balance as of March 31, 2019	380,684	123,502	35,181	1,228	540,595
Net income attributable to noncontrolling interests	14,636	19,518	106	62	34,322
Business acquisition	—	—	—	11,715	11,715
Distributions	(16,230)	(14,310)	—	(2)	(30,542)
Purchase of affiliate noncontrolling interest:
Payment (fair value portion)	—	—	(8,789)	—	(8,789)
Change in redemption value	—	—	(25,708)	—	(25,708)
Foreign exchange	—	—	(790)	(281)	(1,071)
Change in estimated redemption value	—	4,900	—	—	4,900
Balance as of March 31, 2020	$379,090	$133,610	$—	$12,722	$525,422

Redeemable noncontrolling interests of 35% of the outstanding equity of EnTrust Global and 18% of the outstanding equity of Clarion Partners can be put by the holders or called by Legg Mason for settlement at fair value subject to various conditions, including the passage of time. The amounts for noncontrolling interests, if reported at fair value in the Consolidated Balance Sheets, reflect the total business enterprise value of the combined entity, after appropriate discounts for lack of marketability and control.

On May 10, 2019, Legg Mason purchased the 15% equity interest in RARE Infrastructure held by the firm’s management team for total consideration of $21,988. The initial cash payment of $11,967, which included related dividends in arrears of $1,759, was paid on May 10, 2019. One-half of the remaining balance was paid in May 2020 and the remaining one-half will be due two years after closing, subject to certain conditions. The $11,440 difference between the fair value of the noncontrolling interest on the settlement date and the total consideration due (excluding dividends in arrears) was recorded as Compensation and benefits in the year ended March 31, 2020. The $25,708 difference between the fair value and the carrying value of the noncontrolling interest of $34,497 on the settlement date was recorded as an increase to additional paid in capital. This purchase was part of Legg Mason’s strategic restructuring, as further discussed in Note 18, to pursue operational efficiencies between RARE Infrastructure and ClearBridge intended to reduce costs and enhance growth opportunities for both of the businesses.

On July 2, 2018, the corporate minority owner of RARE Infrastructure exercised the put option for its 10% ownership interest. The settlement value of $15,547 was based on the midpoint of the valuations determined by the independent valuation experts appointed by Legg Mason and the corporate minority owner and was paid on October 10, 2018, along with $981 of dividends in arrears. The $12,345 difference between the settlement value and the carrying value of the noncontrolling interest of $27,892 on the settlement date was recorded as an increase to additional paid in capital.

17. Derivatives and Hedging

Legg Mason uses currency forwards to economically hedge the risk of movements in exchange rates, primarily between the U.S. dollar, British pound, Australian dollar, Singapore dollar, Japanese yen, and euro. All derivative transactions for which Legg Mason has certain legally enforceable rights of setoff are governed by International Swaps and Derivative Association (“ISDA”) Master Agreements. For these derivative transactions, Legg Mason has one ISDA Master Agreement with each of the significant counterparties, which covers transactions with that counterparty. Each of the respective ISDA agreements provides for legally enforceable settlement netting and close-out netting between Legg Mason and that counterparty. Other assets recorded in the Consolidated Balance Sheets as of March 31, 2020 and 2019, were $4,716 and $4,183, respectively. Other liabilities recorded in the Consolidated Balance Sheets as of March 31, 2020 and 2019, were $13,872 and $7,579, respectively.

Legg Mason also uses market hedges on certain seed capital investments by entering into futures contracts to sell index funds and treasuries that benchmark the hedged seed capital investments and has entered into total return swap arrangements with respect to certain Legg Mason sponsored ETFs, as further discussed below.

Legg Mason has not designated any derivatives as hedging instruments for accounting purposes during the years ended March 31, 2020, 2019, or 2018. As of March 31, 2020, Legg Mason had open currency forward contracts with aggregate notional amounts totaling $323,031, and open futures contracts relating to seed capital investments with aggregate notional amounts totaling $74,988. With the exception of the total return swap arrangements and related futures contracts discussed below, these amounts are representative of the level of non-hedge designation derivative activity throughout the years ended March 31, 2019, 2018, and 2017. As of March 31, 2020, the weighted-average remaining contract terms for currency forward contracts was six months and for futures contracts relating to seed capital investments was three months.

Legg Mason has entered into various total return swap arrangements with financial intermediaries with respect to certain Legg Mason sponsored ETFs, which resulted in investments by each of the financial intermediaries in the respective ETF. Under the terms of each of the total return swap arrangements, Legg Mason receives the related investment gains and losses on the underlying shares of the ETF and pays a floating rate on the value of the underlying shares. Each of the total return swap arrangements allows either party to terminate all or part of the arrangement and provides for automatic termination upon occurrence of certain events. Each financial intermediary counterparty may hedge its total return swap position through an investment in the ETF and the financial intermediaries purchased interests in the related Legg Mason ETF on the date of the transactions. The aggregate notional amount for the two total return swaps outstanding as of March 31, 2020 was $14,164, with a weighted-average remaining contract term of six months. The floating rate paid on the value of the underlying securities for all total return swap arrangements outstanding as of March 31, 2020 was three-month LIBOR plus 1.6%.

In connection with the total return swap arrangements, Legg Mason executed futures contracts with notional amounts totaling $6,128 as of March 31, 2020, to partially hedge the gains and losses recognized on the total return swaps. These contracts had a weighted-average remaining contract term of three months.

As further discussed in Note 20, the total return swap arrangements create variable interests in the underlying funds for Legg Mason, and, if significant, Legg Mason is deemed to be the primary beneficiary. Accordingly, Legg Mason may consolidate ETF products with significant open total return swap arrangements.

The following table presents the derivative assets and related offsets, if any:

				Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amount of Derivative Assets Presented in the Balance Sheet	Financial Instruments	Cash Collateral	Net Amount as of March 31, 2020
Derivative instruments not designated as hedging instruments
Currency forward contracts	$4,493	$(1,709)	$2,784	$—	$—	$2,784
Futures contracts relating to:
Seed capital investments	—	—	—	1,802	2,206	4,008
Total return swaps	—	—	—	130	158	288
Total futures contracts	—	—	—	1,932	2,364	4,296
Total derivative instruments not designated as hedging instruments	$4,493	$(1,709)	$2,784	$1,932	$2,364	$7,080

The following table presents the derivative liabilities and related offsets, if any:

				Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amount of Derivative Liabilities Presented in the Balance Sheet	Financial Instruments	Cash Collateral	Net Amount as of March 31, 2020
Derivative instruments not designated as hedging instruments
Currency forward contracts	$(11,482)	$4,368	$(7,114)	$—	$—	$(7,114)
Futures contracts relating to:
Seed capital investments	—	—	—	(3,203)	7,326	4,123
Total return swaps	—	—	—	(360)	754	394
Total future contracts	—	—	—	(3,563)	8,080	4,517
Total return swaps	—	—	—	(3,195)	4,125	930
Total derivative instruments not designated as hedging instruments	$(11,482)	$4,368	$(7,114)	$(6,758)	$12,205	$(1,667)

The following table presents the derivative assets and related offsets, if any:

				Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amount of Derivative Assets Presented in the Balance Sheet	Financial Instruments	Cash Collateral	Net amount as of March 31, 2019

Derivative instruments not designated as hedging instruments
Currency forward contracts	$3,997	$(1,874)	$2,123	$—	$—	$2,123
Total return swaps	—	—	—	2,060	2,310	4,370
Total derivative instruments not designated as hedging instruments	$3,997	$(1,874)	$2,123	$2,060	$2,310	$6,493

The following table presents the derivative liabilities and related offsets, if any:

				Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amount of Derivative Liabilities Presented in the Balance Sheet	Financial Instruments	Cash Collateral	Net amount as of March 31, 2019

Derivative instruments not designated as hedging instruments
Currency forward contracts	$(7,465)	$2,094	$(5,371)	$—	$—	$(5,371)
Futures contracts relating to:
Seed capital investments	—	—	—	(1,798)	7,640	5,842
Total return swaps	—	—	—	(410)	1,104	694
Total futures contracts	—	—	—	(2,208)	8,744	6,536
Total derivative instruments not designated as hedging instruments	$(7,465)	$2,094	$(5,371)	$(2,208)	$8,744	$1,165

The following table presents gains (losses) recognized in the Consolidated Statements of Income (Loss) on derivative instruments. As described above, the currency forward contracts and futures and forward contracts for seed capital investments included below are economic hedges of interest rate and market risk of certain operating and investing activities of Legg Mason.

		Years Ended March 31,
		2020		2019		2018
	Income Statement Classification	Gains	Losses	Gains	Losses	Gains	Losses
Derivatives not designated as hedging instruments
Currency forward contracts relating to:
Operating activities	Other expense	$6,534	$(20,494)	$8,881	$(17,270)	$13,880	$(6,774)
Seed capital investments	Other non-operating income (expense)	8,232	(864)	4,904	(930)	494	(2,459)
Futures contracts relating to:
Seed capital investments	Other non-operating income (expense)	23,298	(13,625)	17,648	(18,416)	222	(24,025)
Total return swaps	Other non-operating income (expense)	2,208	(1,752)	3,116	(5,615)	90	(8,721)
Total return swaps	Other non-operating income (expense)	1,259	(2,569)	4,316	—	2,247	(1,142)
Total gain (loss) from derivatives not designated as hedging instruments		$41,531	$(39,304)	$38,865	$(42,231)	$16,933	$(43,121)

18. Strategic Restructuring

In fiscal 2019, Legg Mason initiated a strategic restructuring to reduce costs, which includes corporate and distribution functions, as well as efficiency initiatives at certain smaller affiliates that operate outside of revenue-sharing arrangements. The strategic restructuring is expected to be substantially complete by the end of fiscal 2021 and Legg Mason does not expect the Merger to have an impact on the strategic restructuring.

This plan involves restructuring costs beginning January 1, 2019, which are primarily comprised of employee termination benefits and retention incentives expensed over identified transition periods. The restructuring costs also include charges for consolidating leased office space and other costs, including professional fees. Legg Mason expects to incur total strategic restructuring costs in the range of $100,000 to $105,000 through March 2021 that are expected to result in future cost savings. Cumulative strategic restructuring costs incurred through March 31, 2020 were $80,386.

The table below presents a summary of changes in the strategic restructuring liability from January 1, 2019 through March 31, 2020, and cumulative charges incurred to date:

	Compensation and benefits	Occupancy	Other	Total
Balance as of January 1, 2019	$—	$—	$—	$—
Accrued charges	—	2,090	6,504	8,594
Balance as of March 31, 2019	—	2,090	6,504	8,594
Accrued charges	44,919	4,426	7,887	57,232
Payments	(28,955)	(622)	(13,506)	(43,083)
Balance as of March 31, 2020	$15,964	$5,894	$885	$22,743
Non-cash charges(1)
Three months ended March 31, 2019	$—	$758	$—	$758
Year ended March 31, 2020	12,325	1,477	—	13,802
Total	$12,325	$2,235	$—	$14,560
Cumulative charges incurred through March 31, 2020	$57,244	$8,751	$14,391	$80,386
(1) Includes stock-based compensation expense and accelerated fixed asset depreciation.

The estimates for the remaining strategic restructuring costs expected to be incurred through fiscal 2021 are as follows:

	Minimum	Maximum
Compensation and benefits	$3,000	$4,000
Occupancy	7,000	9,000
Other costs	10,000	12,000
Total	$20,000	$25,000

While management expects the total estimated costs to be within the range disclosed, the ultimate nature and timing of the costs may differ from those presented above.

19. Business Segment Information

Legg Mason is a global asset management company that provides investment management and related services to a wide array of clients. The Company operates in one reportable business segment, Global Asset Management. Global Asset Management provides investment advisory services to institutional and individual clients and to company-sponsored investment funds. The primary sources of revenue in Global Asset Management are investment advisory, distribution and administrative fees, which typically are calculated as a percentage of AUM and vary based upon factors such as the type of underlying investment product and the type of services that are provided. In addition, performance fees may be earned under certain investment advisory contracts for exceeding performance benchmarks. See Note 13 for Total Operating Revenues disaggregated by geographic location.

The table below reflects our long-lived assets by geographic region as of March 31:

INTANGIBLE ASSETS, NET AND GOODWILL	2020	2019	2018
United States	$4,189,706	$4,216,962	$4,384,716
United Kingdom	592,143	592,971	744,552
Other International	421,607	460,380	600,746
Total	$5,203,456	$5,270,313	$5,730,014

20. Variable Interest Entities and Consolidated Investment Vehicles

In accordance with financial accounting standards, Legg Mason consolidates certain sponsored investment products, some of which are designated as CIVs. As presented in the table below, Legg Mason concluded it was the primary beneficiary of certain VIEs because it held significant financial interests in the funds. In addition, Legg Mason has entered into various total return swap arrangements with financial intermediaries with respect to certain Legg Mason sponsored ETFs. Under the terms of the total return swaps, Legg Mason absorbs all of the related gains and losses on the underlying ETF investments of these financial intermediaries, and therefore has variable interests in ETFs with open total return swap arrangements and, if significant, Legg Mason is deemed to be the primary beneficiary of such ETFs. Because it was determined to be the primary beneficiary of these VIEs, Legg Mason consolidated and designated the following funds as CIVs in the Consolidated Balance Sheets as of:

	March 31,
	2020		2019		2018
	Number of Consolidated Funds	Legg Mason Investment in Funds(1)	Number of Consolidated Funds	Legg Mason Investment in Funds(1)	Number of Consolidated Funds	Legg Mason Investment in Funds(1)
Sponsored investment partnerships	2	$1,690	2	$11,671	2	$16,670
Trust structure foreign mutual funds	5	19,303	7	23,005	4	12,485
Employee trust structure funds	1	5,188	2	6,215	2	7,328
ETFs(2)	2	2,216	3	2,821	2	7,371
Total	10	$28,397	14	$43,712	10	$43,854
(1) Represents Legg Mason’s maximum risk of loss, excluding uncollected advisory fees.

(2)
Under the total return swap arrangements, Legg Mason receives the related investment gains and losses on investments in two of Legg Mason’s ETFs with notional amounts totaling $14,164 as of March 31, 2020. See Note 17 for additional information regarding total return swaps.

The assets of these CIVs are primarily comprised of investment securities and as of March 31, 2020, the liabilities of these CIVs were primarily comprised of payables for purchased securities. Investors and creditors of these CIVs have no recourse to the general credit or assets of Legg Mason beyond its investment in these funds.

Legg Mason also consolidates certain VRE products with seed capital investments where Legg Mason maintains a controlling financial interest in the product. As of March 31, 2020, 2019, and 2018, Legg Mason consolidated four, five and eight VRE products with seed capital investments totaling $41,774, $24,924, and $31,959, respectively.

See Note 1 for additional information regarding VIEs, VREs, and the consolidation of investment products.

The following tables reflect the impact of CIVs and other consolidated sponsored investment products in the Consolidated Balance Sheets and the Consolidated Statements of Income (Loss):
Consolidating Balance Sheets

	March 31, 2020				March 31, 2019
	Balance Before Consolidation of CIVs and Other(1)	CIVs and Other(1)	Reclassifications & Eliminations	Consolidated Totals	Balance Before Consolidation of CIVs and Other(1)	CIVs and Other(1)	Reclassifications & Eliminations	Consolidated Totals
Current Assets	$1,942,583	$131,869	$(34,828)	$2,039,624	$1,916,485	$144,091	$(40,720)	$2,019,856
Non-current assets	5,945,353	22,313	(1,170)	5,966,496	5,768,265	8,993	(2,992)	5,774,266
Total Assets	$7,887,936	$154,182	$(35,998)	$8,006,120	$7,684,750	$153,084	$(43,712)	$7,794,122
Current Liabilities	$925,013	$1,044	$—	$926,057	$1,104,002	$5,742	$—	$1,109,744
Non-current liabilities	2,543,968	—	—	2,543,968	2,302,463	—	—	2,302,463
Total Liabilities	3,468,981	1,044	—	3,470,025	3,406,465	5,742	—	3,412,207
Redeemable Non-controlling interests	597,274	—	117,140	714,414	588,746	—	103,630	692,376
Total Stock-holders’ Equity	3,821,681	153,138	(153,138)	3,821,681	3,689,539	147,342	(147,342)	3,689,539
Total Liabilities and Equity	$7,887,936	$154,182	$(35,998)	$8,006,120	$7,684,750	$153,084	$(43,712)	$7,794,122

(1)	Other represents consolidated sponsored investment product VREs that are not designated as CIVs.

Consolidating Statements of Income (Loss)

	Year Ended March 31, 2020
	Balance Before Consolidation of CIVs and Other(1)	CIVs and Other(1)	Eliminations	Consolidated Totals
Total Operating Revenues	$2,922,527	$—	$(402)	$2,922,125
Total Operating Expenses	2,415,473	1,498	(6)	2,416,965
Operating Income (Loss)	507,054	(1,498)	(396)	505,160
Total Non-Operating Income (Expense)	(109,426)	19,726	(4,926)	(94,626)
Income (Loss) Before Income Tax Provision (Benefit)	397,628	18,228	(5,322)	410,534
Income tax provision	106,048	—	—	106,048
Net Income (Loss)	291,580	18,228	(5,322)	304,486
Less: Net income (loss) attributable to noncontrolling interests	40,213	3,464	9,442	53,119
Net Income (Loss) Attributable to Legg Mason, Inc.	$251,367	$14,764	$(14,764)	$251,367
(1) Other represents consolidated sponsored investment products (VREs) that are not designated as CIVs.

	Year Ended March 31, 2019
	Balance Before Consolidation of CIVs and Other(1)	CIVs and Other(1)	Eliminations	Consolidated Totals
Total Operating Revenues	$2,903,858	$—	$(599)	$2,903,259
Total Operating Expenses	2,799,168	1,679	(690)	2,800,157
Operating Income (Loss)	104,690	(1,679)	91	103,102
Total Non-Operating Income (Expense)	(76,971)	(2,381)	4,745	(74,607)
Income (Loss) Before Income Tax Provision	27,719	(4,060)	4,836	28,495
Income tax provision	20,561	—	—	20,561
Net Income (Loss)	7,158	(4,060)	4,836	7,934
Less: Net income (loss) attributable to noncontrolling interests	35,666	(1,816)	2,592	36,442
Net Income (Loss) Attributable to Legg Mason, Inc.	$(28,508)	$(2,244)	$2,244	$(28,508)
(1) Other represents consolidated sponsored investment products (VREs) that are not designated as CIVs.

	Year Ended March 31, 2018
	Balance Before Consolidation of CIVs and Other(1)	CIVs and Other(1)	Eliminations	Consolidated Totals
Total Operating Revenues	$3,140,900	$—	$(578)	$3,140,322
Total Operating Expenses	2,816,022	927	(628)	2,816,321
Operating Income (Loss)	324,878	(927)	50	324,001
Total Non-Operating Income (Expense)	(97,694)	10,046	(2,513)	(90,161)
Income (Loss) Before Income Tax Provision	227,184	9,119	(2,463)	233,840
Income tax benefit	(102,510)	—	—	(102,510)
Net Income (Loss)	329,694	9,119	(2,463)	336,350
Less: Net income (loss) attributable to noncontrolling interests	44,619	265	6,391	51,275
Net Income (Loss) Attributable to Legg Mason, Inc.	$285,075	$8,854	$(8,854)	$285,075
(1) Other represents consolidated sponsored investment products (VREs) that are not designated as CIVs.

Non-Operating Income (Expense) of CIVs and Other includes interest income, interest expense, and net gains (losses) on investments.

The consolidation of CIVs has no impact on Net Income (Loss) Attributable to Legg Mason, Inc.

As of March 31, 2020 and 2019, financial assets of CIVs carried at fair value totaling $93,648 and $70,197, respectively, were valued using Level 1 inputs, $23,118 and $55,182, respectively, were valued using Level 2 inputs, and $2,029 and $12,547, respectively, were valued using NAV as a practical expedient. As of March 31, 2019, financial liabilities of CIVs carried at fair value of $4,217 were valued using Level 2 inputs. There were no financial liabilities of CIVs as of March 31, 2020.

There were no transfers between Level 1 and Level 2 assets or liabilities during the years ended March 31, 2020 and 2019.

The NAVs used as a practical expedient by CIVs have been provided by the investees and have been derived from the fair values of the underlying investments as of the respective reporting dates. The following table summarizes the nature of these investments and any related liquidation restrictions or other factors, which may impact the ultimate value realized:

		Fair Value Determined Using NAV			As of March 31, 2020
Category of Investment	Investment Strategy	March 31, 2020		March 31, 2019	Unfunded Commitments	Remaining Term
Hedge funds	Global macro, fixed income, long/short equity, systematic, emerging market, U.S. and European hedge	$2,029	(1)	$12,547	n/a	n/a
n/a - not applicable

(1)	Redemption restrictions: 11% monthly redemption; 89% quarterly redemption.

Legg Mason’s carrying value and maximum risk of loss for VIEs in which Legg Mason holds a variable interest, but for which it was not the primary beneficiary, were as follows:

	As of March 31, 2020		As of March 31, 2019
	Equity Interests on the Consolidated Balance Sheet (1)	Maximum Risk of Loss (2)	Equity Interests on the Consolidated Balance Sheet (1)	Maximum Risk of Loss (2)
Real Estate Investment Trusts	$2,922	$5,442	$10,812	$15,241
Other investment funds	33,365	52,230	25,155	45,897
Total	$36,287	$57,672	$35,967	$61,138

(1)	Amounts are related to investments in proprietary and other fund products.

(2)	Includes equity investments the Company has made or is required to make and any earned but uncollected management fees.

The Company’s total AUM of unconsolidated VIEs was $31,325,927 and $29,025,764 as of March 31, 2020 and 2019, respectively.

The assets of these VIEs are primarily comprised of cash and cash equivalents and investment securities, and the liabilities are primarily comprised of various expense accruals. These VIEs were not consolidated because Legg Mason does not have both the power to direct significant economic activities of the entity and rights/obligations associated with benefits/losses that could be significant to the entity.

21. Subsequent Event

On April 3, 2020, Legg Mason borrowed $250,000 under the Credit Agreement as a precautionary measure to provide additional liquidity for general corporate purposes in the current uncertain market environment.